EXHIBIT 10.1


                            ASSET PURCHASE AGREEMENT

                                  by and among

                       AH MORTGAGE ACQUISITION CO., INC.,

                    AMERICAN HOME MORTGAGE INVESTMENT CORP.,

                          AMERICAN HOME MORTGAGE CORP.

                                       and

                      AMERICAN HOME MORTGAGE SERVICING INC.

                                   dated as of

                               September 25, 2007


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                                TABLE OF CONTENTS
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                                                                                         Page

ARTICLE I         DEFINITIONS AND INTERPRETATION                                            1

Section 1.1       Definitions...............................................................1

Section 1.2       Interpretation...........................................................16

ARTICLE II        PURCHASE AND SALE OF ASSETS                                              17

Section 2.1       Purchase and Sale of Assets..............................................17

Section 2.2       Excluded Assets..........................................................18

Section 2.3       Post-Final Closing Date Asset Deliveries.................................20

Section 2.4       Non-Assignment of Assets.................................................20

Section 2.5       Assumption of Certain Liabilities........................................21

Section 2.6       Retained Liabilities.....................................................21

Section 2.7       Initial Closing; Final Closing...........................................21

Section 2.8       Ancillary Agreements.....................................................22

Section 2.9       Deliveries by Purchaser..................................................22

Section 2.10      Deliveries by Sellers....................................................23

Section 2.11      "As Is Where Is" Transaction.............................................24

ARTICLE III       TRANSFERRED EMPLOYEES                                                    24

Section 3.1       Transferred Employees....................................................24

Section 3.2       Employee Benefit Plans...................................................25

Section 3.3       COBRA....................................................................25

Section 3.4       WARN.....................................................................25

Section 3.5       Cooperation..............................................................25

Section 3.6       No Third Party Rights....................................................25

ARTICLE IV        PURCHASE PRICE; ADJUSTMENT; ALLOCATION                                   25

Section 4.1       Purchase Price...........................................................25

Section 4.2       Allocation of the Purchase Price.........................................27

Section 4.3       Deposit..................................................................28

Section 4.4       Dispute Escrow...........................................................28

ARTICLE V         REPRESENTATIONS AND WARRANTIES OF THE SELLERS                            29

Section 5.1       Authorization; Validity of Agreement; Seller Action......................29

Section 5.2       Organization and Good Standing...........................................30


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                                TABLE OF CONTENTS
                                   (continued)

                                                                                         Page

Section 5.3       Governmental Consents and Approvals; No Violations.......................30

Section 5.4       Noncontravention.........................................................31

Section 5.5       Title to Assets and Properties; Liens....................................31

Section 5.6       Mortgage Servicing Portfolio; Servicing Agreements; Assumed
                  Contracts; Mortgage Loans................................................31

Section 5.7       Compliance with Laws.....................................................33

Section 5.8       Litigation; Proceedings..................................................33

Section 5.9       Sufficiency of Assets....................................................33

Section 5.10      Financial Statements.....................................................34

Section 5.11      Seller/Servicer Status...................................................34

Section 5.12      MERS Membership..........................................................34

Section 5.13      Status of Mortgage Loans.................................................35

Section 5.14      Brokers..................................................................35

ARTICLE VI        COVENANTS                                                                35

Section 6.1       Interim Operations of Sellers............................................35

Section 6.2       Operations Following the Initial Closing.................................37

Section 6.3       Access; Books and Records................................................40

Section 6.4       Cooperation; Efforts and Actions to Cause Closings.......................41

Section 6.5       Confidentiality..........................................................42

Section 6.6       Subsequent Actions.......................................................43

Section 6.7       Post-Final Closing Amounts Received and Paid.............................43

Section 6.8       Notices of Certain Events................................................43

Section 6.9       Interim Financial Information............................................44

Section 6.10      Procedures for Transfer of Servicing.....................................44

Section 6.11      Bankruptcy Actions.......................................................46

Section 6.12      Maintenance of Insurance.................................................47

Section 6.13      Laws.....................................................................47

Section 6.14      Financing Assistance and Protection of Purchased Assets..................47

Section 6.15      Excluded Contracts.......................................................49

Section 6.16      Assumption of Certain Assumed Contracts..................................49


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                                TABLE OF CONTENTS
                                   (continued)

                                                                                         Page

Section 6.17      Provisions Regarding Advances............................................49

Section 6.18      FNMA.....................................................................50

Section 6.19      Option to Purchase Excluded Assets.......................................51

Section 6.20      Compensation Plan........................................................51

Section 6.21      Approved FNMA Servicer...................................................51

ARTICLE VII       BANKRUPTCY COURT MATTERS                                                 52

Section 7.1       Competing Transaction....................................................52

Section 7.2       Break-Up Fee.............................................................52

Section 7.3       Bankruptcy Court Filings.................................................52

ARTICLE VIII      CONDITIONS                                                               53

Section 8.1       Conditions to Obligations of Purchaser and Sellers On or Prior to
                  the Initial Closing Date.................................................53

Section 8.2       Conditions to Obligations of Sellers On or Prior to the Initial
                  Closing Date.............................................................53

Section 8.3       Conditions to Obligations of Purchaser On or Prior to the Initial
                  Closing Date.............................................................54

Section 8.4       Condition to Obligations of Purchaser On or Prior to the Final
                  Closing Date.............................................................55

ARTICLE IX        TERMINATION                                                              56

Section 9.1       Termination..............................................................56

Section 9.2       Procedure and Effect of Termination......................................57

ARTICLE X         REPRESENTATIONS AND WARRANTIES OF PURCHASER                              58

Section 10.1      Legal Power; Organization; Qualification of Purchaser....................58

Section 10.2      Binding Agreement........................................................58

Section 10.3      No Conflict or Default...................................................58

Section 10.4      Funding..................................................................59

Section 10.5      Brokers..................................................................59

Section 10.6      Independent Investigation................................................59

ARTICLE XI        MISCELLANEOUS                                                            59

Section 11.1      No Survival of Representations and Warranties............................59

Section 11.2      Transfer Taxes...........................................................59


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                                TABLE OF CONTENTS
                                   (continued)

                                                                                         Page

Section 11.3      Fees and Expenses; Allowed Administrative Expenses.......................60

Section 11.4      Amendment; Waiver........................................................60

Section 11.5      Publicity................................................................60

Section 11.6      Notices..................................................................61

Section 11.7      Counterparts.............................................................62

Section 11.8      Entire Agreement; No Third Party Beneficiaries...........................62

Section 11.9      Severability.............................................................63

Section 11.10     Governing Law............................................................63

Section 11.11     Venue and Retention of Jurisdiction......................................63

Section 11.12     No Punitive Damages......................................................64

Section 11.13     Assignment...............................................................64

Section 11.14     Fulfillment of Obligations...............................................64

Section 11.15     Specific Performance.....................................................64

Section 11.16     Waiver of Bulk Transfer Laws.............................................64

Section 11.17     Personal Liability.......................................................64
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                            ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement dated as of September 25, 2007, is entered into by and among AH Mortgage Acquisition Co., Inc. ("Purchaser"), a Delaware corporation, American Home Mortgage Investment Corp., a Maryland corporation, as a debtor and debtor-in-possession ("Parent"), American Home Mortgage Corp., a New York corporation, as a debtor and debtor-in-possession, and American Home Mortgage Servicing Inc., a Maryland corporation, as a debtor and debtor-in-possession (the "Company" and together with American Home Mortgage Corp. and Parent, the "Sellers").

        WHEREAS, Sellers own and/or are engaged in the Business (as hereinafter defined).

        WHEREAS, on August 6, 2007 (the "Petition Date"), the Filing Subsidiaries (as hereinafter defined) filed voluntary petitions ("Petitions") for relief (the "Bankruptcy Cases") under Chapter 11 of Title 11, U.S.C. ss.ss. 101, et seq., as amended (the "Bankruptcy Code"), in the United States Bankruptcy Court for the District of Delaware (together with any court having proper jurisdiction with respect to the Bankruptcy Cases, the "Bankruptcy Court").

        WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, and as authorized under Sections 105, 363 and 365 of the Bankruptcy Code, Sellers wish to sell to Purchaser, and Purchaser wishes to purchase from Sellers, all of the Purchased Assets (as hereinafter defined), and Purchaser is willing to assume all of the Assumed Liabilities (as hereinafter defined).

        WHEREAS, Sellers, as debtors and debtors-in-possession, have continued in the possession of their respective assets and in the management of the Business pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

        NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I
                         DEFINITIONS AND INTERPRETATION

        Section 1.1 Definitions. As used in this Agreement, in addition to the terms defined elsewhere herein, the following terms have the meanings set forth below when used herein with initial capital letters:

        "Administrative Agent" means Bank of America, N.A. in its capacity as the administrative agent under the Existing BOA Bank Facility.

        "Administrative Agent Cash Proceeds" has the meaning set forth in
Section 2.2(a).

        "Advances" means (i) with respect to each Servicing Agreement, including any Disputed Servicing Agreement, the aggregate outstanding amount that as of any date of determination has


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been advanced directly by Sellers from their own funds or funds borrowed by
Sellers from a third party (but not with funds borrowed from any custodial or other accounts under such Servicing Agreement) in connection with servicing Mortgage Loans in accordance with the terms of such Servicing Agreement, including with respect to principal, interest, Taxes, insurance premiums and other advances made pursuant to the applicable Servicing Agreement; and (ii) with respect to the Servicing Rights Held for Sale and the Mortgage Loans set forth on Schedule 6.10(f), the aggregate outstanding amount that as of any date of determination has been advanced directly by Sellers from their own funds or funds borrowed by Sellers from a third party (but not with funds borrowed from any custodial or other accounts maintained in connection with performing the Servicing Rights Held for Sale or servicing the Mortgage Loans set forth on
Schedule 6.10(f)) in connection with the Company's performing the Servicing Rights Held for Sale or servicing of the Mortgage Loans set forth on Schedule 6.10(f), including with respect to principal, interest, Taxes, insurance premiums and other advances.

        "Advances Amount" means, as of the close of business on the Business Day immediately prior to the Initial Closing Date (the "Advances Amount Determination Time"), the amount of outstanding Advances which have been paid out by Sellers and not yet collected from third parties.

        "Advances Amount Determination Time" has the meaning set forth in the definition of Advances Amount.

        "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, the term "control" of a Person means the possession, direct or indirect, of the power to (i) vote 50% or more of the voting securities of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise, and the terms and phrases "controlling," "controlled by" and "under common control with" have correlative meanings.

        "Agreement" or "this Agreement" means this Asset Purchase Agreement, together with the schedules and exhibits hereto.

        "Allocation Schedule" has the meaning specified in Section 4.2 hereof.

        "Ancillary Agreements" has the meaning specified in Section 2.8 hereof.

        "Ancillary Income" means any and all income, revenue, fees, expenses, charges or other moneys that Sellers are entitled to receive, collect or retain as servicer, subservicer or master servicer pursuant to the Servicing Agreements (other than Servicing Fees).

        "Applicable Requirements" means, with respect to each Seller, all applicable requirements of Law, including those relating to servicing, insuring or filing of claims in connection with Mortgage Loans, and all contractual obligations of Sellers.

        "Arbitrating Accountants" has the meaning specified in Section 4.1(c) hereof.

        "Assigned Leases" means those Leases used in the operation of the Business listed on Schedule 1.1(b).

        "Assignment and Assumption Agreement" means the assignment and assumption agreement to be executed by Sellers in favor of Purchaser in respect of the Assumed Contracts and Assumed Liabilities, in form and substance reasonably satisfactory to Sellers and Purchaser.

        "Assignment and Assumption of Lease Agreements" means the assignment and assumption of lease agreements to be executed by Sellers in favor of Purchaser in respect of the Real Property Leases, in form and substance reasonably satisfactory to Sellers and Purchaser.

        "Assumed Contracts" has the meaning set forth in Section 2.1(b).

        "Assumed Liabilities" means the (i) obligations of Sellers as servicer, subservicer or master servicer arising under any Servicing Agreement (other than Disputed Servicing Agreements unless specifically assumed by Purchaser hereunder) including, specifically, the obligation to advance delinquent scheduled principal and interest payments under any Servicing Agreements to the extent such advance could not be borrowed from any custodial or other accounts under such Servicing Agreement, after assignment thereof to Purchaser at the Final Closing, (ii) obligations of Sellers under any Assigned Lease or Assumed Contract (other than Servicing Agreements) after the assignment thereof to Purchaser at the Final Closing, (iii) all Losses incurred by Sellers or their Affiliates in the operation of the Business pursuant to Sections 6.1 and 6.2 or otherwise arising as a result of, or in connection with, the continued ownership by Sellers of the Purchased Assets and operation of the Business after the Initial Closing Date, including, without limitation, any Claims and Liabilities of the Company arising with respect to Business Employees whose employment is terminated after the Initial Closing under WARN, COBRA or any other similar Law, and (iv) the Liabilities of Sellers set forth on Schedule 1.1(c); provided, however, with respect to clause (iii) no such Liability shall constitute an Assumed Liability to the extent it relates to any period, or act or omission occurring, prior to the Initial Closing (e.g., severance or retention accrued prior to the Initial Closing but not payable until after the Initial Closing).

        "Assumed Pre-Petition Contracts" has the meaning specified in Section 6.11(c) hereof.

        "Assumed Rights and Claims" has the meaning specified in Section 2.1(j) hereof.

        "Auction" has the meaning specified in the Revised Sale Procedures
Order.

        "Auction Date" has the meaning specified in the Revised Sale Procedures Order.

        "Bankruptcy Cases" has the meaning specified in the Recitals.

        "Bankruptcy Code" has the meaning specified in the Recitals.

        "Bankruptcy Court" has the meaning specified in the Recitals.

        "Bankruptcy Exceptions" means any limitations, omissions or failures of performance arising due to the fact that the Sellers are operating as debtors in possession under the


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Bankruptcy Code, including but not limited to, (i) Sellers' inability to maintain the services of their officers or other employees or the fact that a substantial number of Sellers' employees have left their positions and continue to leave their positions, (ii) Sellers' inability to maintain the continued operation of any operating function at a standard consistent with past practice,
(iii) vendors and counterparties of Sellers failing to continue to perform their obligations to Sellers, and (iv) ongoing litigation with respect to the Business and the Purchased Assets.

        "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure.

        "Bills of Sale" means the bills of sale to be executed by Sellers in favor of Purchaser in respect of the Purchased Assets, in form and substance reasonably satisfactory to Sellers and Purchaser.

        "Books and Records" means all books, ledgers, files, reports, plans, records, manuals and other materials (in any form or medium) Related to the Business or directly relating to the Purchased Assets, and the Assumed Liabilities.

        "Break-Up Fee" has the meaning specified in Section 7.2 hereof.

        "Budget" means a budget prepared in substantially the same manner and using substantially the same assumptions utilized in the preparation of the budget annexed to the Cash Collateral Order (except to include Professional Fees as such term is defined in the Sale Approval Order), which budget shall cover the period following the Initial Closing Date and give effect to a 10% variance (other than with respect to cash payments to the lenders provided therein, if any); provided that Sellers and Purchaser shall in good faith attempt to agree to a revised budget for the period following the Initial Closing Date through the Final Closing Date and, in the event of such agreement, such revised budget shall be deemed the "Budget" hereunder.

        "Business" means the business (whether existing now or existing at or before the Initial Closing) of providing servicing for Mortgage Loans, including pursuant to the Servicing Agreements.

        "Business Day" means a day other than Saturday, Sunday or any day on which the Federal Reserve Bank of New York is closed.

        "Business Employee" means each employee of Sellers whose sole responsibility is to provide services Related to the Business and each other employee of Sellers having significant responsibility Related to the Business listed on the Business Employee List and any other such employee hired after the date hereof not in violation of any provision hereof.

        "Business Employee List" has the meaning specified in Section 3.1 hereof.

        "Business Interim Financial Statements" has the meaning specified in
Section 5.10 hereof.

        "Cash Collateral Order" means the Final Order (i) Authorizing Debtors' Use of Cash Collateral and (ii) Granting Replacement Liens and Adequate Protection to Certain Pre-Petition


                                       -4-
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Secured Creditors, dated September 4, 2007, entered by the Bankruptcy Court in the Bankruptcy Cases.

        "Cash Deposit" has the meaning specified in Section 4.3 hereof.

        "Charter Documents" means, with respect to any Person, the certificate or articles of incorporation and by-laws, the certificate of limited partnership, the limited partnership agreement, the partnership agreement or the limited liability company operating agreement and certificate of formation or articles of organization or such other organizational documents of such Person.

        "Claims" means any right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, known or unknown; or any right to an equitable remedy, including for breach of performance if such breach gives rise to a right of payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

        "COBRA" means the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any similar State or Local Law.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Collateral Agent" means Bank of America, N.A. in its capacity as the collateral agent under the Existing BOA Bank Facility.

        "Company" has the meaning set forth in the preamble.

        "Competing Transaction" has the meaning specified in Section 7.1 hereof.

        "Computer Equipment" means all equipment and devices (including data processing hardware and related telecommunications equipment, media, and tools) Related to the Business, including Sellers' rights under all related warranties, including all items listed in Schedule 1.1(g).

        "Confidential Information" has the meaning specified in Section 6.5(b) hereof.

        "Confidentiality Agreement" has the meaning specified in Section 9.2 hereof.

        "Consent" means any consent, approval, license, waiver or authorization.

        "Contracts" means all agreements, contracts, leases and subleases, purchase orders, arrangements, commitments and licenses.

        "Copyrights" has the meaning set forth in the definition of "Intellectual Property."

        "Cure Amount" means collectively the Initial Cure Amount, the Interim Cure Amount and Purchaser's Cure Amount.


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        "Cure Escrow Agreement" means an escrow agreement by and among
Purchaser, Sellers and an escrow agent reasonably agreeable to each of Purchaser and Sellers to be entered into at the Initial Closing, in substantially the form set forth in Exhibit A hereto.

        "Defaulted Mortgage Loan" means a Mortgage Loan that is 60 days or more delinquent in accordance with the OTS method of calculating delinquencies.

        "Deposit Escrow Agent" means a bank or other financial institution selected by Purchaser and reasonably acceptable to the Company.

        "Deposit Escrow Agreement" means a deposit escrow agreement by and among Purchaser, Sellers and the Deposit Escrow Agent, as escrow agent, in substantially the form set forth in Exhibit B hereto.

        "DIP Financing Agreement" means the Debtor-In-Possession Loan and Security Agreement, dated August 6, 2007, among Parent, as debtor and debtor-in-possession, certain Affiliates, as debtors and debtors-in-possession, the lenders party thereto and WLR, as Administrative Agent, as such may be amended from time to time.

        "Disclosure Schedules" means the disclosure schedules delivered by Sellers to Purchaser in connection with this Agreement.

        "Dispute Amount" has the meaning set forth in Section 4.4.

        "Dispute Escrow Agent" means the escrow agent party to the Dispute Escrow Agreement.

        "Dispute Escrow Agreement" means an escrow agreement by and among Purchaser, Sellers and an escrow agent reasonably agreeable to each of Purchaser and Sellers to be entered into at the Initial Closing, in substantially the form set forth in Exhibit C hereto.

        "Disputed Servicing Agreement" means a Servicing Agreement described in and set forth on Schedule 1.1(k) .

        "Enforceability Exceptions" has the meaning specified in Section 5.1 hereof.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means any trade or business, whether or not incorporated, (i) under common control within the meaning of Section 4001(b)(1) of ERISA with any Seller or (ii) which together with any Seller would be deemed a "single employer" within the meaning of Section 414 of the Code.

        "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Excluded Assets" has the meaning specified in Section 2.2 hereof.

        "Excluded Contracts" has the meaning specified in Section 6.15 hereof.


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        "Existing BOA Bank Facility" means the Second Amended and Restated
Credit Agreement, dated August 10, 2006, among Sellers, certain of their Affiliates, Bank of America, N.A., as administrative agent, and certain other parties, as amended.

        "Expense Reimbursement" means a reimbursement to Purchaser not to exceed $2.0 million of Purchaser's actual reasonable documented out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement, including professional fees.

        "Fannie Mae Stipulation Order" means that certain Order Granting Debtors' Motion Pursuant to Section 105(A) of the Bankruptcy Code and Bankruptcy Rule 9019 for an Order Approving and Authorizing Compromise and Settlement Agreement with Fannie Mae granted by the Bankruptcy Court on September 4, 2007, as amended or supplemented.

        "Filing Subsidiaries" means Parent and the Company and the Affiliates of the Company set forth on Schedule 1.1(f).

        "Final Closing" has the meaning specified in Section 2.7 hereof.

        "Final Closing Date" has the meaning specified in Section 2.7 hereof.

        "Final Order" means an order or judgment: (i) as to which the time to appeal, petition for certiorari or move for review or rehearing has expired and as to which no appeal, petition for certiorari or other proceeding for review or rehearing has been filed or sought or (ii) if an appeal, writ of certiorari, reargument or rehearing has been filed or sought, the order or judgment has been affirmed by the highest court to which such order or judgment was appealed or certiorari has been denied, or reargument or rehearing shall have been denied or resulted in no modification of such order or judgment, and the time to take any further appeal or to seek certiorari or further reargument or rehearing has expired; provided, that the theoretical possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order or judgment shall not prevent such order or judgment from being considered a Final Order.

        "Financing" has the meaning specified in Section 6.14.

        "Fixtures and Equipment" means all furniture, fixtures, furnishings, vehicles, equipment, leasehold improvements, Computer Equipment, tools and other tangible personal property Related to the Business, wherever located, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person.

        "FNMA" means the Federal National Mortgage Association and any successor agency.

        "FNMA Servicing Rights" has the meaning specified in Section 6.18 hereof.

         "GAAP" means United States generally accepted accounting principles, applied on a consistent basis.


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        "Government Entity" means any foreign, federal, state or local court, administrative body or other governmental or quasi-governmental entity with competent jurisdiction, or any agency, instrumentality or authority thereof, including the FNMA and the Federal Trade Commission.

        "Government Requirements" has the meaning specified in Section 5.3 hereof.

        "Governmental Authorizations" means all licenses, permits, certificates and other authorizations and approvals Related to the Business or relating to the Purchased Assets, the Assumed Liabilities or the Assumed Contracts and issued by or obtained from a Government Entity.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

        "Independent Accounting Firm" has the meaning specified in Section 4.2 hereof.

        "Initial Closing" has the meaning specified in Section 2.7 hereof.

        "Initial Closing Date" means the date upon which the Initial Closing occurs.

        "Initial Closing Date Mortgage Loan Schedule" has the meaning specified in Section 5.6(a) hereof.

        "Initial Closing Date Report" has the meaning specified in Section 4.1(b) hereof.

        "Initial Closing Servicing Balance" means an amount equal to the unpaid principal balance of the Mortgage Loans under the Servicing Agreements as of the close of business on the day prior to the Initial Closing Date, after application of all payments received on or prior to such date.

        "Initial Cure Amount" means the maximum amount payable or that may be payable by Sellers in order to cure all defaults on Assumed Contracts as of the date the Sale Approval Order is entered by the Bankruptcy Court and effectuate the assumption by Sellers of an Assumed Contract and the assignment to Purchaser (or Purchaser's designee) pursuant to Section 365 of the Bankruptcy Code (a) as provided in the Sale Approval Order or other Order of the Bankruptcy Court, entered at or prior to the Sale Hearing or (b) pursuant to a written agreement among the parties to the Assumed Contract (subject, in the case of Sellers, to the prior written consent of the Administrative Agent and prior consultation with the official committee of unsecured creditors appointed in the Bankruptcy Cases) and Purchaser (or such designee) that is in effect prior to the date on which the Sale Approval Order is entered by the Bankruptcy Court.

        "Intellectual Property" means (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a's, domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names and other indicia of origin, together with the goodwill associated with any of the foregoing, all applications and registrations for the foregoing, including all renewals of same (collectively, "Trademarks"); (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including

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renewals, extensions and reissues (collectively, "Patents"); (iii) trade secrets, confidential information and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, "Trade Secrets"); (iv) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of information), including mask rights, copyrights therein and thereto, registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, "Copyrights"); and (v) any other intellectual property or proprietary rights.

        "Interim Cure Amount" means the maximum amount, other than the Initial Cure Amount, payable or that may be payable by Sellers in order to cure all defaults on Assumed Contracts as of the Initial Closing Date and effectuate the assumption by Sellers of an Assumed Contract and the assignment to Purchaser (or Purchaser's designee) pursuant to Section 365 of the Bankruptcy Code.

        "IRS" means the Internal Revenue Service.

        "IT Assets" means Technical Documentation, Software Contracts and Computer Equipment, in each case Related to the Business.

        "Knowledge of Sellers" concerning a particular subject, area or aspect of the Business or the affairs of Seller, means the actual (and not constructive or imputed) knowledge of any individual listed on Schedule 1.1(a) after making a reasonable inquiry as to the accuracy of the representation and warranty in question.

        "Law" means any law, statute, ordinance, rule, regulation, code, Order, judgment, writ, injunction or decree enacted, issued, promulgated, enforced, or entered by a Government Entity.

        "Lease" means each lease or other Contract pursuant to which a Seller leases any Real Property or personal property, either as lessor or lessee, and all ancillary documents relating thereto.

        "Leased Real Property" means all Real Property, including leasehold improvements, that are the subject of the Assigned Leases, as set forth on
Schedule 1.1(d).

        "Liabilities" means any and all claims, debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto, including all costs and expenses relating thereto.

        "Lien" means, as applied to any Person, any lien, charge, claim, pledge, conditional sale agreement or other title retention agreement, lease, mortgage, deed of trust, right of first refusal, security interest, option, proxy, voting trust or agreement, transfer restriction or other encumbrance (including the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction).

        "Loss" or "Losses" means any and all losses, Liabilities, costs, claims, damages, penalties and expenses (including reasonable attorneys' fees and expenses and costs of investigation, enforcement and litigation).

        "Material Adverse Effect" means any result, occurrence, change, effect, event or circumstance, that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect or change in the Purchased Assets, the Assumed Liabilities, the Assumed Contracts and the Business taken as a whole or the ability of Sellers to perform their obligations under this Agreement, except for any result, occurrence, change, effect, event, or circumstance relating to (i) the economy or the financial markets in general, except to the extent specifically related to or disproportionately impacting Sellers, the Purchased Assets, the Assumed Liabilities, the Assumed Contracts or the Business, (ii) the industry in which the Business operates in general and not specifically relating to the Business, except to the extent disproportionately impacting Sellers, the Purchased Assets, the Assumed Liabilities, the Assumed Contracts or the Business, (iii) the announcement of this Agreement or the transaction contemplated hereby or the identity of Purchaser, (iv) changes in applicable Laws after the date hereof, (v) the fact that Sellers will be operating as debtors-in-possession under the Bankruptcy Code, (vi) changes in GAAP or regulatory accounting principles after the date hereof, or (vii) changes in the value of the Mortgage Loans or the Servicing Rights.

        "Mortgage Loan Documents" means, for each Mortgage Loan, all documents pertaining to such Mortgage Loan, including the Mortgage Note, the mortgage or deed of trust and all assignments of the mortgage or deed of trust, all endorsements and allonges to the Mortgage Note, the title insurance policy with all endorsements thereto, any security agreement and financing statements, any account agreements, and any assignments, assumptions, modifications, continuations or amendments to any of the foregoing.

        "Mortgage Loan Schedule" has the meaning specified in Section 5.6(a) hereof.

        "Mortgage Loans" means any residential mortgage loan or other extension of credit secured by a Lien on real property of a borrower.

        "Mortgage Note" means, with respect to a Mortgage Loan, a promissory note or notes, or other evidence of indebtedness, with respect to such Mortgage Loan secured by a mortgage or mortgages, together with any assignment, reinstatement, extension, endorsement or modification thereof.

        "Mortgaged Property" means a fee simple property (or such other estate in real property as is commonly accepted as collateral for Mortgage Loans that are subject to secondary mortgage sales or securitizations) that secures a Mortgage Note and that is subject to a mortgage.

        "Necessary Consent" has the meaning specified in Section 2.4 hereof.

        "Net Proceeds" has the meaning specified in Section 4.1(a) hereof.

        "New Financing Liens" means Liens on the Purchased Assets in respect of the Financing.

        "Non-Governmental Authorizations" means all licenses, permits, certificates and other authorizations and approvals other than Governmental Authorizations that are (i) held by Sellers or any of their Affiliates and (ii) Related to the Business.

        "Order" means, with respect to any Person, any award, decision, injunction, judgment, stipulation, order, ruling, subpoena, writ, decree, consent decree or verdict entered, issued, made or rendered by any Government Entity affecting such Person or any of its properties or assets.

        "Ordinary Course of Business" means (i) with respect to the period prior to the Initial Closing Date, the ordinary course of business of the Business, consistent with the customs and practices of Sellers and their Affiliates from and after the Petition Date and (ii) with respect to the period following the Initial Closing Date, the ordinary course of business of the Business, consistent with the customs and practices of Sellers and their Affiliates from and after the Petition Date and consistent with the Budget.

        "Parent" has the meaning specified in the preamble.

        "Permits" has the meaning set forth in Section 5.7 hereof.

        "Permitted Lien" means (i) Liens arising under the terms of an Assumed Contract and (ii) Liens arising on the Purchased Assets after the Initial Closing Date that are not the result of a breach by any Seller of this Agreement.

        "Person" means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Government Entity or other entity or organization.

        "Petitions" has the meaning specified in the Recitals.

        "Petition Date" has the meaning specified in the Recitals.

        "Plan" means each "employee benefit plan" as defined in Section 3(3) of ERISA, each deferred compensation and each bonus, retention, salary continuation, incentive compensation, stock purchase, stock option, restricted stock, phantom stock and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, consulting, retention, change in control, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Sellers or by any ERISA Affiliate, or to which Sellers or an ERISA Affiliate is party, whether written or oral, qualified or non-qualified, funded or unfunded, foreign or domestic, currently effective or terminated for the benefit of any present or former director, employee, consultant, or independent contractors of Sellers or any ERISA Affiliate, or with respect to which Sellers or any ERISA Affiliate has any Liability, and all insurance policies, fiduciary liability policies, benefit administration contracts, actuarial contracts, trusts, escrow, surety bonds, letter of credit and other contracts primarily relating (but solely to the extent relating) to any of the foregoing.

        "Privileged Documents" has the meaning specified in Section 2.3 hereof.

        "Proximate Cause Party" has the meaning specified in Section 9.1(b)(i) hereof.

        "Purchaser's Cure Amount" means the amount, other than the Initial Cure Amount and the Interim Cure Amount, payable in order to cure all defaults on Assumed Contracts and effectuate the assumption by Sellers of an Assumed Contract and the assignment to Purchaser (or Purchaser's designee) pursuant to
Section 365 of the Bankruptcy Code (a) as provided in an Order of the Bankruptcy Court, or (b) pursuant to a written agreement among the parties to the Assumed Contract and Purchaser (or such designee) entered into after the Initial Closing Date.

        "Purchase Price" has the meaning specified in Section 4.1(a) hereof.

        "Purchased Assets" has the meaning specified in Section 2.1 hereof.

        "Purchaser" has the meaning specified in the preamble.

        "Purchaser Subservicing Agreement" means a servicing agreement to be executed on behalf of each of Sellers and Purchaser, in form and substance reasonably satisfactory to Sellers and Purchaser, under which Purchaser will, after the Final Closing, serve as a subservicer for certain Mortgage Loans and with respect to any Disputed Servicing Agreements that, upon the Final Closing, are treated as Excluded Assets in accordance with Section 4.4.

        "Real Property" means all real property that is leased, licensed to, used, occupied or owned by Sellers Related to the Business or that is reflected as an asset of the Company on the Balance Sheet and used in connection with the Business.

        "Real Property Leases" means the leases pursuant to which a Seller occupies the Leased Real Property, including the leases described in Schedule 1.1(b).

        "Reconciliation Calculation" has the meaning set forth in Section 6.2.

        "Reconciliation Payment" has the meaning set forth in Section 6.2.

        "Reconciliation Payment Report" has the meaning set forth in Section
6.2.

        "Reconciliation Period" has the meaning set forth in Section 6.2.

        "Reconciliation Report" has the meaning set forth in Section 6.2.

        "Related to the Business" means primarily used or held primarily for use in connection with the Business as conducted by Sellers and their Affiliates.

        "REO Property" means a Mortgaged Property acquired by a Seller through foreclosure, acceptance of a deed in lieu of foreclosure or otherwise in connection with the default or imminent default of a Mortgage Loan.

        "Representatives" means, with respect to any Person, the directors, officers, employees, accountants, agents, counsel, insurance brokers, insurance companies, lenders and other financing sources and other representatives of such Person.

        "Requested Party" has the meaning specified in Section 6.3(b) hereof.

        "Requesting Party" has the meaning specified in Section 6.3(b) hereof.

        "Retained Liabilities" means any and all Claims and Liabilities of any kind or nature whatsoever of a Seller or any of its Affiliates or affecting any of the Purchased Assets (other than the Assumed Liabilities), including any Claims and Liabilities (i) arising from any early payment default claims with respect to any Mortgage Loans, loan repurchase obligations or premium recapture obligations or from any deficiency with respect to any existing loan facilities of Sellers or relating to obligations as an originator, (ii) except as otherwise provided in Section 3.2, relating to any and all Plans, (iii) relating to any Disputed Servicing Contract, unless specifically assumed by Purchaser hereunder,
(iv) relating to any action, event, circumstance or condition occurring or existing on or prior to the Initial Closing Date, including (a) arising, with respect to employees whose employment is terminated at or before the Initial Closing, under WARN, COBRA or any other similar Law, (b) for any employee severance relating to the employment or termination of employment by Sellers of any employees of Sellers prior to the Initial Closing and (c) resulting from any and all lawsuits or governmental examinations, audits or investigations commenced and claims made or pertaining to the period prior to the Initial Closing Date, (v) for the Initial Cure Amount and the Interim Cure Amount or
(vi) that are Liabilities of Sellers under this Agreement.

        "Revised Sale Procedures" means the Revised Sale Procedures substantially in the form set forth in Exhibit D.

        "Revised Sale Procedures Order" means an Order of the Bankruptcy Court, substantially in the form set forth in Exhibit D that, among other things, approves the Revised Sale Procedures, designates Purchaser as a "stalking horse bidder," and authorizes Sellers to pay the Break-Up Fee and Expense Reimbursement in accordance with this Agreement and the Revised Sale Procedures.

        "Sale Approval Order" means a Final Order or Final Orders of the Bankruptcy Court issued pursuant to Sections 105, 363, 364 and 365 of the Bankruptcy Code, in substantially the form set forth in Exhibit E hereto, that among other things, (i) authorizes and approves (a) the sale, transfer and assignment of the Purchased Assets and the Assumed Liabilities to Purchaser in accordance with the terms and conditions of this Agreement, free and clear of all Liens (other than Permitted Liens), "claims" (as such term is defined in the Bankruptcy Code) and interests, (b) the assumption and assignment of the Assumed Contracts and Assumed Liabilities in connection therewith and as a part thereof and (c) approves the granting of liens and administrative superpriority claims contemplated by Section 6.14; (ii) finds that Purchaser has acted in "good faith" within the meaning of Section 363(m) of the Bankruptcy Code; (iii) finds that this Agreement was negotiated, proposed and entered into by the parties without collusion, in good faith and from arm's length bargaining positions;
(iv) states the Bankruptcy Court shall retain jurisdiction to resolve any controversy or claim arising out of or relating to this Agreement, or any breach hereof as provided in Section 11.11 hereof; (v) orders that this Agreement and the transactions contemplated hereby may be specifically enforced against and binding upon, and not subject to rejection or avoidance by, Sellers or any chapter 7 or chapter 11 trustee of Sellers; and (vi) provides that such Sale Approval Order may only be modified upon notice and pursuant to a further Order of the Bankruptcy Court, provided that if such modification is adverse to Purchaser, such modification shall be subject to the approval of Purchaser, in its sole discretion.

        "Sale Hearing" has the meaning specified in the Revised Sale Procedures Order.

        "Sale Motion" means the motion filed by Parent with the Bankruptcy Court for the approval of the Revised Sale Procedures Order and the Sale Approval Order, in form and substance reasonably satisfactory to Purchaser.

        "Sellers" has the meaning specified in the preamble.

        "Servicing Agreements" means the servicing agreements, pooling and servicing agreements, subservicing agreements, master servicing agreements, interim servicing agreements and related agreements Related to the Business which are contained in the agreements identified on Schedule 1.1(j), other than
(i) any such agreements for the FNMA Servicing Rights if the FNMA Servicing Rights, pursuant to Section 6.18, are to be Excluded Assets and (ii) any such agreements for the Servicing Rights Held for Sale.

        "Servicing Fees" means the sum of (i) the servicing fees (excluding any Ancillary Income) paid to a Seller as set forth in a Servicing Agreement and
(ii) any Ancillary Income.

        "Servicing File" means, for each Mortgage Loan, copies of the Mortgage Loan Documents and all other documents, files and other items related thereto required to be maintained by the servicer pursuant to the applicable Servicing Agreement, and, if not specifically set forth in the applicable Servicing Agreement, pursuant to the applicable servicing standard.

        "Servicing Rights" means all right, title and interest of Sellers in and to: (i) the right to service the Mortgage Loans under the Servicing Agreements, including the right to receive the Servicing Fees and Ancillary Income; (ii) the related master servicing and/or servicing obligations as specified in each Servicing Agreement, including the obligations to administer and collect the payments of or relating to the Mortgage Loans, and to remit all amounts and provide information reporting to others in accordance with the Servicing Agreements; (iii) the right of ownership, possession, control or use of any and all Servicing Files and Mortgage Loan Documents pertaining to the servicing of the Mortgage Loans as provided in the Servicing Agreements; (iv) the rights with respect to, and obligations to make, any advances required pursuant to any Servicing Agreement, including obligations to reimburse funds borrowed from any custodial or other accounts under a Servicing Agreement; (v) the "clean-up call" right, if any, to purchase the related Mortgage Loans upon the aggregate principal balance thereof being reduced below a specified amount to the extent provided for in the Servicing Agreement; and (vi) all other rights, powers and privileges of Sellers as the master servicer, servicer or subservicer under the Servicing Agreements as expressly set forth therein or as deemed at Law; provided, that all indemnification rights and obligations of Sellers with respect to acts occurring prior to the Initial Closing Date shall not be transferred to Purchaser (other than the Purchased Assets and Assumed Liabilities).

        "Servicing Rights Held for Sale" has the meaning specified in Section 6.1(a) hereof.

        "Software Contracts" means all Contracts, agreements, licenses, and other commitments and arrangements with any Person respecting the ownership, license, acquisition, design, development, distribution, marketing, development, use, outsourcing or maintenance of computer program code, related technical or user documentation, and databases, in each case Related to the Business, other than such of the foregoing as are identified in the Excluded Assets, including the items set forth on Schedule 1.1(h) as (i) licenses from third parties (development and/or marketing); (ii) licenses from third parties (internal use only); (iii) development contracts, work-for-hire agreements, information technology outsourcing agreements, and consulting and employment agreements;
(iv) licenses and sublicenses to others; and (v) maintenance, support, or enhancement agreements.

        "Subsidiary" means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person and/or by any one or more of its Subsidiaries, or (ii) such Person or any other Subsidiary of such Person is a general partner.

        "Tax" or "Taxes" means all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign governmental authority, including income, gross receipts, excise, property, sales, gain, use, ad valorem, inventory, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, profit, gift, severance, value added, disability, premium, recapture, credit, occupation, service, leasing, employment, stamp and other taxes, any amounts attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns and any successor, transferee or secondary Liability in respect of taxes, including, in each case, any interest, penalty, fines or addition thereto, whether disputed or not.

        "Tax Return" means any return, declaration, report, claim for refund, estimate or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.

        "Technical Documentation" means all technical and descriptive materials relating to the acquisition, design, development, use, or maintenance of computer code, program documentation, Computer Equipment and materials Related to the Business.

        "Termination Date" has the meaning specified in Section 9.1 hereof.

        "Trade Secrets" has the meaning specified in the "Intellectual Property" definition.

        "Trademark Assignments" means the trademark assignments to be executed by Sellers in favor of Purchaser in respect of the Trademarks in a form suitable for recording in the U.S. trademark office, in form and substance reasonably satisfactory to Sellers and Purchaser.

        "Trademarks" has the meaning specified in the "Intellectual Property" definition.

        "Transfer Taxes" means any federal, state, county, local, foreign and other sales, use, transfer, conveyance, documentary transfer, recording or other similar Tax, fee or charge imposed upon the sale, transfer or assignment of property or any interest therein or the recording thereof, and any penalty, addition to Tax or interest with respect thereto.

        "Transferred Employee" has the meaning specified in Section 3.1(b) hereof.

        "Transferred Intellectual Property" means all the Intellectual Property Related to the Business owned by, or licensed to, Sellers or their Affiliates, including all invoices, shipping documents, purchase orders and other preprinted business forms that have any Trademark thereon, used in connection with the Business, including those set forth on Schedule 1.1(i).

        "Transition Services Agreement" means the transition services agreement to be entered into by and between Purchaser, Parent and the Company as set forth in Exhibit F.

        "VA" means the Department of Veteran Affairs and any successor thereto.

        "WARN" means the U.S. Worker Adjustment and Retraining Notification Act of 1988, as amended or any similar state or local (including, for the avoidance of doubt, the California Worker Adjustment and Retraining Notification Act, as amended).

        "WLR" means WLR Recovery Fund III, L.P.

               Section 1.2 Interpretation. When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

               (a) Whenever the words "include" "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

                (b) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

               (c) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

               (d) A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

               (e) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or reenactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

               (f) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

               (g) Any reference in this Agreement to $ shall mean U.S. dollars.

               (h) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

                                   ARTICLE II
                           PURCHASE AND SALE OF ASSETS

               Section 2.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth herein, on the Final Closing Date, Sellers shall sell, convey, transfer, assign and deliver to Purchaser (or to one or more designees of Purchaser), and Purchaser shall purchase (or cause such designee or designees to purchase) from Sellers, free and clear of all Claims and Liens, other than Permitted Liens and New Financing Liens, all of the right, title and interest of all Sellers and their Affiliates as of the Final Closing Date in and to all assets and properties Related to the Business, whether tangible or intangible, real, personal or mixed (collectively, the "Purchased Assets") and including:

               (a) all of Sellers' Servicing Rights and rights to receive Servicing Fees;

               (b) subject to Section 6.15, all rights and benefits under (i) Contracts set forth in Schedule 2.1(b)(i), (ii) Real Property Leases, (iii) Software Contracts, (iv) the Assigned Leases, (v) Servicing Agreements (subject to Section 4.4), and (vi) Contracts Related to the Business entered into or made by any Seller in the Ordinary Course of Business after the date hereof, before the Final Closing Date and in accordance with the covenants herein; provided, that except as set forth in Schedule 2.1(b)(ii), in the case of any such Contract referred to in this clause (b), Sellers shall have furnished Purchaser a true, correct and complete copy of such Contract (collectively, the "Assumed Contracts");

               (c) all Transferred Intellectual Property;

               (d) all Books and Records that are not Excluded Assets;

               (e) all Fixtures and Equipment;

               (f) all IT Assets;

               (g) the Leased Real Property, including all easements and other rights and interests appurtenant thereto;

               (h) subject to Section 6.17, the right to be reimbursed for Advances;

               (i) all credits, prepaid expenses, deferred charges, security deposits, prepaid items and duties to the extent primarily related to a Servicing Agreement, an Assumed Liability, an Assumed Contract or a Purchased Asset;

               (j) all causes of action, lawsuits, judgments, claims, refunds, choses in action, rights of recovery, rights of set-off, rights of recoupment, demands and any other rights or Claims of any nature available to or being pursued by Sellers or any of their Affiliates (A) to the extent related to the Purchased Assets within subsections (a) through (i) and (k) through (n) of this
Section 2.1 and arising or accruing from and after the Initial Closing or (B) except as set forth in Section 2.2(c)(ii), to the extent related to the Assumed Liabilities or Assumed Contracts, whether arising by way of counterclaim or otherwise ("Assumed Rights and Claims");

               (k) to the extent transferable, all guaranties, warranties, indemnities and similar rights in favor of Sellers or any of their Affiliates to the extent related to any Servicing Agreement, any Purchased Asset within subsections (a) through (j) and (l) through (n) of this Section 2.1 or any Assumed Liability or Assumed Contract;

               (l) to the extent transferable, all Permits held by Sellers necessary for the operation or ownership of the Business or any of the Purchased Assets within subsections (a) through (k) of this Section 2.1 and Governmental Authorizations, and all Non-Governmental Authorizations, including those listed on Schedule 2.1(l);

               (m) to the extent transferable, (i) all rights under insurance policies and insurance proceeds directly relating to Mortgage Loans serviced pursuant to any Servicing Agreements (other than Disputed Servicing Agreements unless specifically assumed by Purchaser hereunder), and (ii) subject to Section 2.2(a), all bank accounts (other than bank accounts maintained by the Collateral Agent and the Administrative Agent), other accounts, safe deposit boxes, lock boxes and safes Related to the Business, including accounts associated with the Liabilities set forth on Schedule 1.1(c) and all cash and cash equivalents held in or required to be held in such accounts; and

               (n) all goodwill and other intangible assets associated with the Business, (including the rights in and to the name "American Home Mortgage Servicing" and similar names thereto and the goodwill associated with the Transferred Intellectual Property and all properties, rights and assets acquired by Sellers in connection with the operation of the Business between the Initial Closing and the Final Closing).

               Section 2.2 Excluded Assets. Notwithstanding anything herein to the contrary, Sellers shall retain all of their existing right, title and interest in and to any and all assets that are not Purchased Assets, and there shall be excluded from the sale, conveyance, assignment or transfer to Purchaser or any designee of the Purchaser hereunder, and the Purchased Assets shall not include, the following assets whether tangible or intangible, real, personal or mixed (collectively, the "Excluded Assets"):

               (a) all cash and cash equivalents (including all cash and cash equivalents on deposit in bank accounts maintained by the Collateral Agent and Administrative Agent and cash that was received by the Sellers on or prior to the Initial Closing Date that is or was required to be deposited into accounts maintained by the Collateral Agent and the Administrative Agent pursuant to the Cash Collateral Order (the "Administrative Agent Cash Proceeds"), but excluding
(i) cash flows under any Servicing Agreements or any net cash flow generated by operation of the Business on or after the Initial Closing Date, (ii) any collections of Advances included in the Advances Amount after the Advances Amount Determination Time (which, notwithstanding any provision hereof, will constitute Purchased Assets) and (iii) accounts associated with the Liabilities set forth on Schedule 1.1(c) and all cash and cash equivalents held in or required to be held in such accounts;

               (b) all Tax Returns of Sellers or any of their Affiliates and all Books and Records (including working papers) related thereto, (other than any such Tax documents primarily related to the Purchased Assets, Assumed Liabilities or Assumed Contracts), and any Books and Records which Seller is required by Law to retain, provided that Seller shall, upon the request of Purchaser, provide Purchaser with copies of such Books and Records which Sellers are required by Law to retain;

               (c) all (i) causes of action, lawsuits, judgments, claims, refunds, rights of recovery, rights of set-off, rights of recoupment, demands and any other rights or Claims of any nature other than the Assumed Rights and Claims and (ii) any and all defenses and counterclaims relating acts or omissions under the Assumed Contracts that occurred prior to the Initial Closing;

               (d) all rights or Liabilities in connection with and assets of the Plans;

               (e) any rights, demands, claims, actions and causes of action constituting avoidance actions of Sellers' estate under Chapter 5 of the Bankruptcy Code, and any other applicable provisions of the Bankruptcy Code, including any and all proceeds of the foregoing;

               (f) all of Sellers' rights, demands, Claims and causes of action arising with respect to the assertion or defense of claims against the Filing Subsidiaries under Section 502 and 503 of the Bankruptcy Code and Rule 3007 thereunder;

               (g) any of the rights of Sellers under this Agreement (or any agreements between either Seller, on the one hand, and Purchaser or any of its Affiliates, on the other hand, entered into on or after the date of this Agreement);

               (h) other than those described in Section 2.1(m), all insurance proceeds that Sellers or any of their Affiliates have a right to receive as of the Initial Closing or that relate to events, circumstances or occurrences prior to the Initial Closing (which for the avoidance of doubt shall include the proceeds of Parent's directors and officers insurance policy);

               (i) other than those described in Section 2.1(m), all insurance policies;

               (j) Tax refunds;

               (k) the Purchase Price;

               (l) all Privileged Documents;

               (m) the Real Property located in Melville, New York, that is the headquarters facility for Parent;

               (n) the assets listed on Schedule 2.2(n);

               (o) any Excluded Contracts;

               (p) any Disputed Servicing Agreements designated as Excluded Assets pursuant to Section 4.4 and any Servicing Rights Held for Sale; and

               (q) all rights, claims and causes of action relating to any Excluded Asset within subsections (a) through (p) of this Section 2.2 or any Retained Liability.

               Section 2.3 Post-Final Closing Date Asset Deliveries. If any Seller, in its reasonable discretion, determines after the Final Closing Date that books, records or other materials constituting Purchased Assets are still in the possession of such Seller or any of its Affiliates, such Seller shall, or shall cause such Affiliates to, promptly deliver them to the Purchaser. If any Seller or Purchaser, in its reasonable discretion, determines after the Final Closing Date that books, records or other materials constituting Excluded Assets were delivered to Purchaser, Purchaser shall promptly return them to the applicable Seller. In furtherance and not in limitation of the foregoing (and notwithstanding any provision in this Agreement to the contrary), each of Sellers and Purchaser acknowledges and agrees that it is neither Sellers' nor Purchaser's intention to sell, assign or transfer possession of any documents or communications of Sellers that are subject to Sellers' attorney-client privilege and/or the work-product immunity doctrine (except to the extent such documents or communications are related to Purchaser's continued conduct of the Business) (the "Privileged Documents"). In the event it is discovered that any such Privileged Documents have been inadvertently or unintentionally turned over to Purchaser, Purchaser agrees, upon Sellers' request, to promptly turn over to Sellers or destroy such Privileged Documents, in each case at Sellers' sole cost and expense; provided, that (a) Purchaser shall in no way be obligated or responsible for reviewing, identifying or making a determination that any documents or communications in its possession are Privileged Documents and (b) Purchaser shall not be obligated to take any actions under this Section 2.3 that may subject it to any liability or otherwise be in violation with any applicable Law.

               Section 2.4 Non-Assignment of Assets. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer and shall not effect the assignment or transfer of any Purchased Asset if an attempted assignment thereof, without the approval, authorization or consent of, or granting or issuance of any license or permit by, any third party thereto (each such action, a "Necessary Consent"), would constitute a breach thereof or in any way adversely affect the rights of Purchaser thereunder unless the Bankruptcy Court has entered a Final Order (which may include the Sale Approval Order) whose effectiveness has not been stayed providing that such Necessary Consent is not required. If the Bankruptcy Court has not entered such an Order, Sellers and Purchaser will use their commercially reasonable efforts to obtain the Necessary Consents with respect to any such Purchased Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Purchaser as Purchaser may reasonably request. If such Necessary Consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of any Seller thereunder so that Purchaser would not in fact receive all such rights, such Seller and Purchaser will cooperate in a mutually agreeable arrangement under which Purchaser would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including, to the extent that such an arrangement would be permitted by Law and the related Contract, subcontracting, sub-licensing, or sub-leasing to Purchaser, or under which such Seller would enforce for the benefit of Purchaser, with Purchaser assuming such Seller's obligations, any and all rights of such Seller against a third party thereto.

               Section 2.5 Assumption of Certain Liabilities. On the terms and subject to the conditions set forth herein and as additional consideration for the Purchased Assets, at the Final Closing, Purchaser shall assume and discharge or perform when due in accordance with their respective terms and subject to the respective conditions thereof, the Assumed Liabilities. Other than the Assumed Liabilities, Purchaser shall not assume any Liability of any nature or kind whatsoever of Sellers.

               Section 2.6 Retained Liabilities. Sellers shall retain and be liable and responsible for all Retained Liabilities.

               Section 2.7 Initial Closing; Final Closing.

               (a) Subject to the terms and conditions of this Agreement, the initial closing (the "Initial Closing") of the transactions contemplated hereby shall take place at such location as the parties hereto shall mutually agree on the second Business Day following the date on which the conditions set forth in Sections 8.1 through 8.3 (other than those conditions that by their nature can be satisfied only at the Initial Closing but subject to the fulfillment or waiver of those conditions) have been satisfied or waived or at such other time and place as the parties hereto may mutually agree. Purchaser's obligation to close on the second Business Day following the date on which the conditions set forth in Sections 8.1 through 8.3 have been satisfied (other than those conditions that by their nature can be satisfied only at the Initial Closing but subject to the fulfillment or waiver of those conditions) shall not be subject to the cure period set forth in Section 9.1(d)(ii). At the Initial Closing, Purchaser shall deliver the Purchase Price in accordance with Section 4.1. In consideration of payment of such Purchase Price on the Initial Closing Date, from the Initial Closing Date until the Final Closing Date, Sellers shall operate the Business in the Ordinary Course of Business, subject to the Bankruptcy Exceptions, for the economic benefit of Purchaser. Sellers shall operate the Business in accordance with Sections 6.1 and 6.2 and shall not take any actions inconsistent with such sections without the prior written consent of Purchaser. For the avoidance of doubt, the Purchase Price shall be determined based on the Initial Closing Servicing Balance and the Advances Amount as finally determined from the Initial Closing Date Report and no adjustment shall be made to the Purchase Price in respect of changes to servicing balances or advances amounts during the period from the Initial Closing Date through the Final Closing Date. On the Initial Closing Date, the appropriate parties shall take all actions required under Sections 2.9(a) and 2.10(a) and all other actions not previously taken but required to be taken hereunder at or prior to the Initial Closing Date.

               (b) Subject to the terms and conditions of this Agreement, the final closing (the "Final Closing") and the transfer of title to the Purchased Assets, Assumed Liabilities and Assumed Contracts contemplated hereby shall take place at such location as the parties hereto shall mutually agree on the Business Day following the date on which the condition set forth in Section 8.4(a) has been satisfied or waived or at such other time and place as the parties hereto may mutually agree (such date, the "Final Closing Date"). On the Final Closing Date, the appropriate parties shall take all actions required under Sections 2.8, 2.9(b) and 2.10(b) and all other actions not previously taken but required to be taken hereunder at or prior to the Final Closing Date. In the event that the condition set forth in Section 8.4(a) has not been satisfied or waived prior to September 30, 2008, Sellers shall either (i) effect the transfer of title to the Purchased Assets, Assumed Liabilities and Assumed Contracts to Purchaser on such date or (ii) at the direction and expense of Purchaser, within 60 days after September 30, 2008, sell, transfer and assign, subject to any required Bankruptcy Court approval, for such purchase price as Purchaser shall have negotiated, the Purchased Assets, Assumed Liabilities and Assumed Contracts to any third party or third parties designated by Purchaser on or before September 30, 2008, and deliver to Purchaser all proceeds of such sale, net of an amount equal to the value of any Assumed Liabilities not so transferred and any Losses that represent the incremental costs incurred by Sellers in connection with such sale that would not have otherwise been incurred with respect to a transfer to Purchaser.

               (c) Notwithstanding any other provision of this Agreement, Purchaser does not have the right to direct the management or policies of Sellers. The right to direct the management and policies of Sellers is solely the responsibility of the respective executive officers and directors of each Seller.

               Section 2.8 Ancillary Agreements. On the Final Closing Date, Sellers shall duly execute and deliver to Purchaser, and Purchaser shall duly execute and deliver to Sellers, each of the following agreements to which they are to be a party (the "Ancillary Agreements"):

               (a) Trademark Assignments;

               (b) the Transition Services Agreement;

Y
               (c) the Bills of Sale;

               (d) the Assignment and Assumption Agreement;

               (e) the Assignment and Assumption of Lease Agreements;

               (f) the Purchaser Subservicing Agreement; and

               (g) all instruments or documents necessary to change the names of the individuals who have access to or are authorized to make withdrawals from or dispositions of all bank accounts, other accounts, safe deposit boxes, lock boxes and safes Related to the Business or related to the Purchased Assets, all keys and combinations to all safe deposit boxes, lock boxes and safes Related to the Business and all keys related to the Purchased Assets.

               Section 2.9 Deliveries by Purchaser.

               (a) At the Initial Closing, Purchaser shall deliver to Sellers the following:

                      (i) the Purchase Price in accordance with Section 4.1;

                      (ii) the duly executed Dispute Escrow Agreement and Cure Escrow Agreement; and

                      (iii) the certificate to be delivered pursuant to Section 8.2(c).

               (b) On the Final Closing Date (and any earlier date after the Initial Closing Date on which Purchaser desires to have a Purchased Asset conveyed pursuant to this Agreement), Purchaser shall deliver to Sellers the following:

                      (i) such instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to Sellers, as may be necessary to effect Purchaser's assumption of the Assumed Liabilities and the effective assignment of any Assumed Contracts, Assigned Leases or other Purchased Assets; and

                      (ii) such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Sellers, as may be required to give effect to this Agreement or any Ancillary Agreement.

               Section 2.10  Deliveries by Sellers.

               (a) At the Initial Closing, Sellers shall deliver, or cause to be delivered, to Purchaser the following:

                      (i) certified copies of (A) the Revised Sale Procedures Order and the Sale Approval Order, neither of which shall have been modified or amended in any manner adverse to Purchaser that has not been agreed to in writing by Purchaser and shall have become a Final Order and not be subject to any stay of effectiveness, and (B) all other Orders of the Bankruptcy Court pertaining to the transactions contemplated by this Agreement and the Ancillary Agreements;

                      (ii) the duly executed Dispute Escrow Agreement;

                      (iii) the duly executed Cure Escrow Agreement;

                      (iv) the certificates to be delivered pursuant to Section 8.3(c);

                      (v) affidavits executed by each Seller that such Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code;

                      (vi) a receipt acknowledging payment of the Purchase Price payable in accordance with Section 4.1.

               (b) On the Final Closing Date (and any earlier date after the Initial Closing Date on which Purchaser desires to have a Purchased Asset conveyed pursuant to this Agreement), Sellers shall deliver, or cause to be delivered, to Purchaser the following:

                      (i) a master copy of each software program Related to the Business, which is a Purchased Asset (in both object code, and to the extent available, source code form);

                      (ii) such instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to Purchaser, as may be necessary to effect Sellers' assignment of any Assumed Contracts, Assigned Leases or other Purchased Assets to Purchaser or its designee; and

                      (iii) such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Purchaser, as may be required to give effect to this Agreement or any Ancillary Agreement.

               Section 2.11 "As Is Where Is" Transaction. Purchaser hereby acknowledges and agrees that, notwithstanding anything to the contrary contained herein, except as expressly set forth in this Agreement, Sellers make no representations or warranties whatsoever, express or implied, with respect to any matter relating to the Purchased Assets. Without in any way limiting the foregoing, Sellers hereby disclaim any warranty (express or implied) of merchantability or fitness for any particular purpose as to any portion of the Purchased Assets. Purchaser further acknowledges that Purchaser has conducted an independent inspection and investigation of the physical condition of all portions of the Purchased Assets and all such other matters relating to or affecting the Purchased Assets as Purchaser deemed necessary or appropriate and that in proceeding with its acquisition of the Purchased Assets, Purchaser is doing so based solely upon such independent inspections and investigations. Accordingly, except as expressly set forth in the Agreement, Purchaser will accept the Purchased Assets on the Final Closing Date "AS IS" and "WHERE IS".

E

                                   ARTICLE III
                              TRANSFERRED EMPLOYEES

               Section 3.1 Transferred Employees. With respect to each Business Employee, Sellers have previously provided to Purchaser lists (the "Business Employee List"), setting forth, to the extent such information is permitted to be disclosed under applicable Law: (i) each such person's title or job/position;
(ii) each such person's job designation (i.e., salaried or hourly); (iii) each such person's location of employment; (iv) each such person's employment status (i.e., actively employed or not actively at work (due to, e.g., illness, short-term disability, sick leave, authorized leave or absence, etc.)); (v) each such person's annual base rate of compensation and target bonus amount for the current fiscal year to which he or she is entitled and any such bonus amount which he or she has received prior to the date hereof; and (vi) if applicable, any material, individual specific provisions relating to such person's employment (e.g., golden parachute, etc.).

               (a) Not later than 10 days prior to the Final Closing Date, Sellers will provide Purchaser with an updated Business Employee List.

               (b) Prior to the Final Closing Date, and effective as of the Final Closing Date, Purchaser shall offer employment to substantially all Business Employees identified on the Business Employee List (as updated in accordance with clause (a) of this Section 3.1). Each such offer of employment shall comply with the requirements of this Section 3.1. The new employment of each Business Employee who accepts Purchaser's offer of employment shall commence with effect from the later of the Final Closing Date or the date of acceptance. Each Business Employee who accepts Purchaser's offer of employment and who becomes an employee of Purchaser as of the Final Closing Date shall be a "Transferred Employee."

               (c) Purchaser's offer of employment will be at a level of compensation and benefits that, in the aggregate, Purchaser determines in good faith is reasonably comparable to the compensation and benefits of such Person immediately prior to the Petition Date, without giving effect to any key employee retention plan and any compensation or bonus plan, agreement or arrangement designed to retain employees during the pendency of the Bankruptcy Cases. Purchaser shall give service credit for pre-Final Closing Date service with Sellers for purposes of the eligibility and vesting (but not benefit accrual) provisions of the plans and programs in which such employees participate, and give appropriate credit for unused vacation time and co-pays and deductibles under welfare benefit plans.

               Section 3.2 Employee Benefit Plans. Sellers represent and warrant to Purchaser that Schedule 3.2 sets forth a true, complete and correct list of each Plan that covers any Business Employee and Sellers have made available to Purchaser true, complete and correct copies of each such Plan. Purchaser and its Affiliates shall not assume any Plans or any Liabilities under or with respect to the Plans (except, in Purchaser's sole discretion, as to any permitted "rollover" accepted by the applicable plan of Purchaser or one of its Affiliates that is elected by a Transferred Employee under a Plan intended to be qualified under Section 401(a) of the Code). Effective as of the Final Closing Date, Sellers shall cause each Business Employee to be 100% fully vested in his benefits under each of the Plans intended to be qualified under Section 401(a) of the Code that provides for vesting.

               Section 3.3 COBRA. Sellers shall retain all obligations relating to compliance with the continuation health care coverage requirements of COBRA under the Plans with respect to all current and former Business Employees (and their dependents) for qualifying events occurring on or prior to the Initial Closing Date. Subject to the other limitations of this Agreement, this Section
3.3 shall not, however, limit the ability of the Sellers to amend or terminate any Plan at any time.

               Section 3.4 WARN. Sellers agree to provide any required notice under and to otherwise retain all Liabilities relating to WARN, or any similar Laws, with respect to any event on or prior to the Initial Closing Date affecting Business Employees.

               Section 3.5 Cooperation. Sellers and Purchasers shall provide each other with such records and information as may be reasonably necessary, appropriate and permitted under applicable Law to carry out their obligations under this Article III.

               Section 3.6 No Third Party Rights. No provision of this Agreement confers rights or remedies upon any Person, including any Business Employee or any Transferred Employee, other than the parties hereto.

                                   ARTICLE IV
                     PURCHASE PRICE; ADJUSTMENT; ALLOCATION

               Section 4.1 Purchase Price. (a) The aggregate consideration for the Purchased Assets (as adjusted pursuant to this Article IV, the "Purchase Price") shall, subject to the terms and conditions of this Article IV, equal the sum of (A) $6.0 million, (B) an amount equal to the "Initial Closing Servicing Balance Price" determined as set forth on Schedule 4.1(a) and (C) an amount equal to 92% of the Advances Amount. The Purchase Price to be paid at the Initial Closing shall be based on the Initial Closing Servicing Balance and the Advances Amount as determined from the Initial Closing Date Report. At the Initial Closing, Purchaser shall pay the Purchase Price as follows (and in the following order of priority) (i) an amount equal to the Dispute Amount to the Dispute Escrow Agent, (ii) an amount equal to the necessary direct costs of the Sellers incurred in connection with this Agreement which are reasonably acceptable to the Administrative Agent (it being agreed that the fees, costs, and expenses of Kroll Zolfo Cooper are not to be deducted and that such amount shall be reduced by any amounts that are disputed by the Administrative Agent in accordance with the Cash Collateral Order) as directed by Sellers, (iii) an aggregate amount equal to the Initial Cure Amount for each Assumed Contract, in cash by wire transfer of immediately available funds to be held pursuant to the Cure Escrow Agreement and (iv) the remaining Purchase Price (less any amounts delivered on behalf of Sellers in accordance with Section 4.3(a)) shall be paid by wire transfer of immediately available funds to an account or accounts designated by the Administrative Agent (pursuant to the Sale

Approval Order) in writing to the Purchaser, not less than two Business Days prior to the Initial Closing, on behalf of Sellers, to the Administrative Agent in accordance with the Cash Collateral Order (the amounts payable under clause
(iv) hereinafter referred to as "Net Proceeds").

               (b) Sellers shall prepare the calculation, as of the close of business on the day preceding the Initial Closing Date (the "Initial Closing Date Report"), of (i) the outstanding stated principal balance of all Mortgage Loans under the Servicing Agreements in the Initial Closing Date Mortgage Loan Schedule (which shall include a subtotal of the outstanding principal balance of all Mortgage Loans under Disputed Servicing Agreements) and (ii) the Advances Amount. Sellers shall provide Purchaser with the Initial Closing Date Report not later than the Initial Closing. Within the 30-day period following the date of the Initial Closing Date, Purchaser shall have the right to dispute the amounts set forth in the Initial Closing Date Report as the Initial Closing Servicing Balance (and the subtotal of the outstanding principal balance of all Mortgage Loans under the Disputed Servicing Agreements) and the Advances Amounts and Sellers shall have the right to correct any manifest errors with respect to the amounts set forth in the Initial Closing Date Report as the Initial Closing Servicing Balance and the Advances Amount; provided, however, that Purchaser shall have 30 days after the correction of any manifest error by Sellers to dispute any such correction. If Purchaser does not dispute the Initial Closing Date Report within such 30-day period after delivery of the Initial Closing Date Report or, if applicable the 30-day period after Sellers' correction of any manifest error in the Initial Closing Date Report, such items shall be deemed final by Sellers and Purchaser, and the Purchase Price calculated pursuant to
Section 4.1(a) and the Dispute Amount calculated pursuant to Section 4.4 shall be deemed final.

               (c) If Purchaser disputes the Initial Closing Date Report (or any item included therein) as set forth in Section 4.1(b) above, such dispute shall be resolved in the following manner: (i) Purchaser shall notify Sellers of such dispute within 30 days after Purchaser's receipt of the Initial Closing Date Report, or, if applicable, within 30 days after Sellers' correction of any manifest error in the Initial Closing Date Report, which notice shall specify in reasonable detail the nature of the dispute; (ii) during the 15-day period following Sellers' receipt of such notice, Sellers and Purchaser shall use their commercially reasonable efforts to resolve such dispute in good faith; and (iii) if at the end of such 15-day period Sellers and Purchaser shall have failed to resolve such dispute in writing, Sellers and Purchaser shall submit the item(s) in dispute as promptly as practicable to a national accounting or consulting firm (the "Arbitrating Accountants") with experience in the mortgage loan servicing business and that is independent of Sellers and Purchaser and their respective Affiliates, to be selected by mutual agreement between Sellers and Purchaser. The Arbitrating Accountants shall act as an arbitrator and shall resolve the dispute as promptly as practicable after such dispute is referred to it. Each of the parties hereto shall bear all costs and expenses incurred by it in connection with such arbitration, except that the cost of the Arbitrating Accountants hereunder shall be borne equally by Sellers and Purchaser. This provision for arbitration shall be specifically enforceable by the parties hereto. The decision of the Arbitrating Accountants in accordance with the provisions hereof shall be final and binding (absent manifest error), and there shall be no right of appeal therefrom. Upon the resolution of the disputes, the Purchase Price (and the Dispute Amount, if applicable) shall be recalculated based on the final Initial Closing Date Report as determined in accordance with this Section 4.1(c), and Purchaser shall pay by wire transfer of immediately available funds to an account or accounts designated by Sellers, on behalf of Sellers, to the Administrative Agent any portion of the Purchase Price not already paid pursuant to Section 4.1(a) (other than any portion relating to the Disputed Servicing Agreements which shall be delivered to the Dispute Escrow Agent to be included in the Dispute Amount) or Sellers shall pay by wire transfer of immediately available funds to an account or accounts designated by Purchaser to Purchaser any overpayment of Purchase Price previously paid by Purchaser (other than any portion relating to the Disputed Servicing Agreements which shall be paid to Purchaser by the Dispute Escrow Agent from the Dispute Amount and Purchaser and Sellers shall jointly instruct the Dispute Escrow Agent to deliver such amount (together with any interest and earnings allocable thereto) to Purchaser), as the case may be. Sellers shall keep the Administrative Agent and the official unsecured creditors committee in the Bankruptcy Cases reasonably informed of activities arising under this Section 4.1(c) and shall provide the Administrative Agent with copies of all correspondence and schedules delivered by the parties under this Section
4.1. To the extent that any matter becomes the subject of an arbitration proceeding, Sellers shall provide the Administrative Agent with reasonable prior written notice of any written submissions and to the extent there are scheduled any formal or informal proceedings associated with such arbitration, the Administrative Agent shall be entitled to send one or more parties to such proceedings, solely to monitor the same. Sellers shall obtain the Administrative Agent's prior written approval to settle or agree to return any overpayment amount or to agree to compromise any disputed overpayment amount.

               Section 4.2 Allocation of the Purchase Price. (a) The Purchase Price and the value of any Assumed Liabilities shall be allocated among the Business, the Purchased Assets and the agreements provided herein for transfer of the Business to Purchaser in a manner consistent with an allocation schedule (the "Allocation Schedule"), which Allocation Schedule shall be mutually agreed upon by Purchaser and Sellers prior to the Initial Closing Date to the extent reasonably possible, in compliance with Section 1060 of the Code and the regulations promulgated thereunder. If the Allocation Schedule is not mutually agreed upon within such period, the parties shall submit such dispute to a nationally recognized independent accounting firm mutually chosen by the parties (the "Independent Accounting Firm") for a decision that shall be rendered in a timely manner in order to permit the timely filing of all applicable forms with the IRS and other Tax authorities. The Independent Accounting Firm's review shall be final and binding on all parties. The fees and expenses of the Independent Accounting Firm shall be borne 50% by Sellers, on the one hand, and 50% by Purchaser, on the other hand.

               (b) Each of Sellers and Purchaser shall (i) timely file any forms (including IRS Form 8594) and Tax Returns required to be filed in connection with the Allocation Schedule, (ii) be bound by such allocation for purposes of determining Taxes, (iii) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with such allocation and (iv) take no position, and cause its Affiliates to take no position, inconsistent with such allocation on any applicable Tax Return. Each of Purchaser, on the one hand, and Sellers, on the other hand, will provide the other with copies of IRS Form 8594 and any required exhibits thereto, consistent with the allocation determined pursuant to this Section 4.2 upon request. In the event that the allocation set forth on the Allocation Schedule is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify the other party hereto concerning the existence of, material developments regarding, and resolution of such dispute.

               Section 4.3 Deposit. Upon execution of this Agreement, Purchaser will execute and deliver to Sellers and the Deposit Escrow Agent the Deposit Escrow Agreement and, upon execution and delivery thereof by each of the other parties thereto, Purchaser will simultaneously deliver to the Deposit Escrow Agent, pursuant to the terms of the Deposit Escrow Agreement, $15,000,000 in immediately available funds (the "Cash Deposit"). Any Cash Deposit shall be held by the Deposit Escrow Agent in an interest bearing account reasonably acceptable to Purchaser and Sellers. The Cash Deposit shall be held by the Deposit Escrow Agent to serve as an earnest money deposit under this Agreement to be released as follows:

               (a) Effect of Closing. If the Initial Closing shall occur, Sellers and Purchaser shall jointly instruct the Deposit Escrow Agent to, on the Initial Closing Date, deliver the Cash Deposit, together with all accrued investment income thereon, by wire transfer of immediately available funds, on behalf of Sellers, to the Administrative Agent (and such amounts shall be applied toward the payment of the Purchase Price) in accordance with the terms of the Deposit Escrow Agreement.

               (b) Effect of Termination. If this Agreement is validly terminated prior to the Initial Closing Date, the Deposit Escrow Agent shall deliver the Cash Deposit in accordance with the terms of the Deposit Escrow Agreement. If pursuant to this Agreement and the Deposit Escrow Agreement the Cash Deposit is delivered to, or becomes deliverable to, anyone other than Purchaser the Cash Deposit will constitute liquidated damages and shall be delivered to an account or accounts designated by the Administrative Agent (pursuant to the Sale Approval Order) on behalf of Sellers. Because it would be impractical and extremely difficult ,to determine the extent of any damages that might result from a breach of, or default under, this Agreement by Purchaser prior to the Initial Closing Date, it is understood and agreed that such liquidated damages represent Purchaser's and Sellers' reasonable estimate of actual damages, such liquidated damages do not constitute a penalty and the Cash Deposit will constitute Sellers' sole and exclusive remedy for any breach of, or default under, this Agreement by Purchaser prior to the Initial Closing Date.

               Section 4.4 Dispute Escrow. At the Initial Closing, Purchaser shall deliver to the Dispute Escrow Agent, to be held pursuant to the Dispute Escrow Agreement, an amount equal to 0.92% of the unpaid principal balance (as set forth in the Initial Closing Date Report) of the Mortgage Loans under the Disputed Servicing Agreements (such amount, as adjusted pursuant to Section 4.1(c), the "Dispute Amount") in immediately available funds. With respect to each Disputed Servicing Agreement, Sellers shall use their commercially reasonable efforts to negotiate a settlement or have issued as soon as possible a Final Order determining whether such Disputed Servicing Agreement was terminated at or prior to the Petition Date, provided, that Sellers may, in their reasonable discretion, determine that Sellers will not seek to negotiate a settlement or have issued a Final Order with respect to any one or more Disputed Servicing Agreements, and provided further that without the prior written consent of Purchaser Sellers shall not agree to a settlement which adversely affects Purchaser's rights and benefits under such Disputed Servicing Agreement if it otherwise were to become a Purchased Asset. To the extent requested by Sellers, Purchaser shall use its commercially reasonable efforts to assist in such negotiations with respect to Disputed Servicing Agreements. For each Disputed Servicing Agreement for which a settlement is negotiated or a Final Order is issued determining that such

Disputed Servicing Agreement was not terminated at or prior to the Petition Date, Sellers and Purchaser shall instruct the Dispute Escrow Agent to deliver the portion of the Dispute Amount (together with any interest and earnings allocable thereto) related to such Servicing Agreement to the Administrative Agent on behalf of Sellers and such Servicing Agreement shall be a Purchased Asset. For each Disputed Servicing Agreement for which a Final Order is issued determining that such Disputed Servicing Agreement was terminated at or prior to the Petition Date, or with respect to which Sellers reasonably determine that neither a negotiated settlement nor a Final Order will be sought, Sellers and Purchaser shall instruct the Dispute Escrow Agent to deliver the portion of the Dispute Amount (together with any interest and earnings allocable thereto) related to such Servicing Agreement to Purchaser and such Servicing Agreement shall be an Excluded Asset. In the event any Disputed Servicing Agreement has not become an Excluded Asset pursuant to the foregoing sentence by the later of
(i) Final Closing and (ii) September 30, 2008, Purchaser may elect to (a) treat such Servicing Agreement as an Excluded Asset and Sellers and Purchaser shall instruct the Dispute Escrow Agent to deliver any portion of the Dispute Amount (together with any interest and earnings allocable thereto) related to such Servicing Agreement to Purchaser or (b) treat such Servicing Agreement as a Purchased Asset and Sellers and Purchaser shall instruct the Dispute Escrow Agent to deliver any portion of the Dispute Amount (together with any interest and earnings allocable thereto) related to such Servicing Agreement to an account or accounts designated by the Administrative Agent (pursuant to the Sale Approval Order) on behalf of Sellers.

                                    ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

        Except as set forth in the Disclosure Schedules, Sellers jointly and severally represent and warrant to Purchaser that the statements contained in this Article V are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date), and shall be true and correct as of the Initial Closing Date as though made on the Initial Closing Date.

               Section 5.1 Authorization; Validity of Agreement; Seller Action. Each Seller has the corporate power and authority (a) to execute and deliver this Agreement and each Ancillary Agreement to which such Seller is or will be a party, (b) to perform its obligations hereunder and thereunder (subject to entry and effectiveness of the Revised Sale Procedures Order), and (c) to consummate the transactions contemplated hereby and thereby (subject to entry and effectiveness of the Sale Approval Order). The execution, delivery and performance of this Agreement by each Seller and of each Ancillary Agreement by each Seller that is or will be a party thereto, and the consummation by each Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of each Seller and no other corporate actions or proceedings on the part of such Seller are necessary to authorize this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by or on behalf of each Seller and (assuming this Agreement constitutes a valid and binding obligation of Purchaser) constitutes the legal, valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms, except (i) as enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other Laws affecting the enforcement of creditors' rights generally from time to time in effect and by general equitable principles relating to enforceability (the "Enforceability Exceptions"), (ii) that enforceability of the provisions hereof requiring consummation of the transactions contemplated hereby is subject to entry and effectiveness of the Sale Approval Order or any other action by the Bankruptcy Court and (iii) that enforceability of all other provisions hereof is subject to entry and approval of the Revised Sale Procedures Order or any other action by the Bankruptcy Court. Subject to entry and effectiveness of the Sale Approval Order, when required by this Agreement to be delivered to Purchaser each Ancillary Agreement will be duly and validly executed and delivered by each Seller that will be a party thereto, and upon such execution and delivery (assuming such Ancillary Agreement constitutes a valid and binding obligation of each other party thereto) will constitute the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its respective terms, subject to the Enforceability Exceptions.

               Section 5.2 Organization and Good Standing. Except as a result of the commencement of the Bankruptcy Cases, each Seller (i) is a legal entity duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and (ii) has all requisite corporate power and, subject to any required Bankruptcy Court approval, authority to carry on the Business as presently conducted, except as would not reasonably be expected to have a Material Adverse Effect. Except as a result of the commencement of the Bankruptcy Cases, each Seller is qualified to do business and is in good standing in all jurisdictions where it owns or leases real property in connection with the operation of the Business or otherwise conducts the Business, except where the failure to so qualify or to so be in good standing has not had and would not reasonably be expected to have a Material Adverse Effect.

               Section 5.3 Governmental Consents and Approvals; No Violations. Subject to the entry and effectiveness of the Sale Approval Order and the satisfaction of the conditions set forth therein, no Consent of, or declaration, filing or registration with, any Government Entity is required to be obtained or made, as applicable, by either Seller in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement (the "Governmental Requirements"), or the consummation of the transactions contemplated by this Agreement or by any Ancillary Agreement, except for: (a) the filing of a notification and report form under the HSR Act and the expiration or earlier termination of the applicable waiting period thereunder and (b) Consents, declarations, filings and registrations of Government Entities, the failure to have which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

               Section 5.4 Noncontravention. The execution, delivery and performance by the Sellers of this Agreement and the Ancillary Agreement to which they are or will be a party do not, and the consummation of the transactions contemplated herein and therein will not, (a) violate, conflict with, or result in any breach of any of the terms, conditions or provisions of the Sellers' Charter Documents, (b) except as set forth on Schedule 5.4(b), assuming the entry and effectiveness of the Sale Approval Order, and further assuming for purposes of this representation that Section 2.4 were not a part of this Agreement, require a Consent or violate or result in any violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or a material loss of any benefits under, any of the terms, conditions or provisions of any Assumed Contract, (c) except as set forth on Schedule 5.4(c), violate any Law applicable to the Sellers or by which any portion of the Purchased Assets is bound or subject or (d) assuming the entry and effectiveness of the Sale Approval Order, result in the creation or imposition of any Lien, other than Permitted Liens and New Financing Liens, upon the Purchased Assets, except in the case of subsections (b) and (c) above, as has not had and would not reasonably be expected to have a Material Adverse Effect.

               Section 5.5 Title to Assets and Properties; Liens. Subject to entry and effectiveness of the Sale Approval Order, at the Final Closing, Sellers shall transfer to Purchaser (or one or more designees of Purchaser) good, valid, legal and marketable title to, or a valid lease or license interest in, all of the Purchased Assets, free and clear of all Liens and Claims, other than Permitted Liens and New Financing Liens.

               Section 5.6 Mortgage Servicing Portfolio; Servicing Agreements; Assumed Contracts; Mortgage Loans.

               (a) Mortgage Servicing Portfolio. Sellers have delivered to Purchaser in a spreadsheet attached as Schedule 5.6(a) a correct and complete schedule dated as of September 17, 2007 that provides information with respect to the Mortgage Loans serviced pursuant to the Servicing Agreements (the "Mortgage Loan Schedule," which term includes, except where the context requires otherwise, a correct and complete updated schedule (the "Initial Closing Date Mortgage Loan Schedule") to be prepared as of the close of business on the day preceding the Initial Closing Date and delivered on the Initial Closing Date).

               (b) Assumed Contracts. Except as set forth on Schedule 5.6(b)(i), the Servicing Agreements set forth all of the material provisions with respect to fees and other income and set forth in all material respects all of the other terms and conditions of Sellers' rights and obligations relating to the servicing of the Mortgage Loans, and there are no other agreements, written or oral, that modify or affect the Servicing Agreements or the Servicing Fees and the Servicing Rights thereunder. The Company and American Home Mortgage Corp., as applicable, own the entire right, title and interest in and to the Servicing Rights and the right to service the Mortgage Loans underlying the Servicing Agreements free and clear of all Liens and Claims subject to the entry and effectiveness of the Sale Approval Order, except for the rights of subservicers and other Liens and Claims disclosed on Schedule 5.6(b)(ii). Except as set forth on Schedule 5.6(b)(iii): (i) the transfer, assignment and delivery of the Servicing Rights in accordance with the terms and conditions of this Agreement shall, upon execution and delivery of the applicable Assignment and Assumption Agreements by the parties thereto, grant to Purchaser all of Sellers' Servicing Rights; (ii) each Assumed Contract is in full force and effect, is the valid, binding and enforceable agreement of Sellers and, to the Knowledge of Sellers, each other party thereto, except for the Enforceability Exceptions, and, upon the assignment of each such Assumed Contract to Purchaser in accordance with this Agreement, will be enforceable by Purchaser, except for the Enforceability Exceptions; (iii) none of the other parties to any of the

Assumed Contracts has provided written notice to any of Sellers that such party will be terminating, modifying or amending any of the Assumed Contracts (or otherwise seeking to terminate, modify or amend, or reduce Seller's benefits under any Assumed Contracts, including the Servicing Rights under any of the Servicing Agreements); (iv) no written claim has been made against a Seller for indemnification pursuant to any Assumed Contract; (v) to the Knowledge of the Sellers, no other party thereto is or, with the lapse of time or giving of notice or both, would be, in violation or default of an Assumed Contract; (vi)
Schedule 5.6(b)(iv) hereto sets forth each Assumed Contract; (vii) except as set forth on Schedule 5.6(b)(iii), the Assumed Contracts constitute all of the material contracts existing or utilized in connection with the Business; and
(viii) other than engagement of the Company, Sellers have not engaged any subservicers, to perform any of the Servicing Rights; except in each of clauses
(i) through (viii) as would not reasonably be expected to have a Material Adverse Effect.

               (c) Compliance with Applicable Servicing Agreements and Law. Except as set forth on Schedule 5.6(c), from and after the time a Mortgage Loan became subject to the applicable Servicing Agreements, the servicing of the Mortgage Loans has been performed by the applicable Seller in compliance, in all material respects, with all provisions of the related Mortgage Loan Documents, the applicable Servicing Agreements and Law.

               (d) Advances. Except as set forth on Schedule 5.6(d)(i), (i) all Advances described in clause (i) of the definition of Advances made by Sellers prior to and through and including the date set forth on Schedule 5.6(d)(ii) and the Initial Closing Date have been made in compliance in all material respects with the terms of the applicable Servicing Agreement; (ii) the amount of each Advance described in clause (i) of the definition of Advances (shown both gross and net, where applicable, of any unscheduled principal and interest payments), in each case in accordance with the applicable Servicing Agreement, is set forth on Schedule 5.6(d)(ii) (which shall be updated as of the Initial Closing Date) as of the date set forth on such schedule and the Initial Closing Date; (iii) all Advances described in clause (i) of the definition of Advances are valid and subsisting amounts owing to Sellers, payable at the times and in accordance with the provisions of the applicable Servicing Agreement, free and clear of all Liens, subject to the entry and effectiveness of the Sale Approval Order, (other than Liens arising under any servicing advance facility which shall be satisfied as of the Initial Closing), Claims, defenses, and rights of set-off (other than defenses and rights of set-off of any borrower under any Mortgage Loan which such defenses and rights of set-off are, to the Knowledge of Sellers, not material in the aggregate); and (iv) all of the Advances described in clause (i) of the definition of Advances included in the Purchased Assets relate to Mortgage Loans that are being serviced by Sellers pursuant to a Servicing Agreement. Except as set forth on Schedule 5.6(d)(iii), (i) all Advances described in clause (ii) of the definition of Advances made by Sellers prior to and through and including the date set forth on Schedule 5.6(d)(iv) and the Initial Closing Date have been made in compliance in all material respects with the terms of the applicable Mortgage Loan Documents and, to the extent applicable, the agreements governing the rights that have become the Servicing Rights Held for Sale; (ii) the amount of each Advance described in clause (ii) of the definition of Advances (shown both gross and net, where applicable, of any unscheduled principal and interest payments), in each case in accordance with the applicable Mortgage Loan Document and, to the extent applicable, the agreements that govern the rights that have become the Servicing Rights Held for Sale, is set forth on Schedule 5.6(d)(iv) (which shall be updated as of the Initial Closing Date) as of the date set forth on such schedule and the Initial Closing Date;

(iii) all Advances described in clause (ii) of the definition of Advances are valid and subsisting amounts owing to Sellers, payable at the times and in accordance with the provisions of the applicable Mortgage Loan Document and, to the extent applicable, the agreements governing the rights that have become the Servicing Rights Held for Sale, free and clear of all Liens, subject to the entry and effectiveness of the Sale Approval Order, (other than Liens arising under any servicing advance facility which shall be satisfied as of the Initial Closing), Claims, defenses, and rights of set-off (other than defenses and rights of set-off of any borrower under any Mortgage Loan which such defenses and rights of set-off are, to the Knowledge of Sellers, not material in the aggregate); and (iv) all of the Advances described in clause (ii) of the definition of Advances included in the Purchased Assets relate to Mortgage Loans set forth on Schedule 6.10(f) or, to the extent applicable, the Servicing Rights Held for Sale.

               Section 5.7 Compliance with Laws. Except as set forth on Schedule 5.7(a), each Seller (i) is in compliance with and is operating the Business, and each of the Purchased Assets and Assumed Contracts is, in compliance with all Applicable Requirements in all material respects and (ii) holds all material permits, concessions, grants, licenses, easements, variances, exemptions, consents, orders, franchises, authorizations and approvals of all Governmental Entities necessary for the lawful conduct of the Business (the "Permits"). Except as set forth in Schedule 5.7(b), the Permits are valid and in full force and effect. Except as set forth in Schedule 5.7(c), no Seller has received any written notice or other written communication from any Governmental Entity or other Person (i) asserting any violation of, or failure to comply with, any requirement of any Permit or (ii) notifying a Seller or any of its Subsidiaries of the non-renewal, revocation or withdrawal of any Permit. Each Seller is in material compliance with the terms of the Permits.

               Section 5.8 Litigation; Proceedings. Except as set forth on
Schedule 5.8, there is no material claim, action, suit, proceeding, complaint, charge, hearing, grievance or arbitration pending or, to the Knowledge of the Sellers, threatened against or Related to the Business, or related to the Purchased Assets, the Assumed Liabilities or the Assumed Contracts, whether at law or in equity, whether civil or criminal in nature or by or before any arbitrator or Governmental Entity, nor are there any investigations relating to the Business, or related to the Purchased Assets, the Assumed Liabilities or the Assumed Contracts, pending or, to the Knowledge of the Sellers, threatened by or before any arbitrator or any Governmental Entity. None of the Purchased Assets is subject to any judgment, injunction, order, consent or decree of any Governmental Entity or any settlement agreement with any Person.

               Section 5.9 Sufficiency of Assets. Except as set forth on
Schedule 5.9, the Purchased Assets constitute substantially all of the assets reasonably necessary for the operation of the Business as conducted by Sellers as of the date hereof and substantially all of the assets that are used by Sellers to operate the Business in the manner presently conducted.

               Section 5.10 Financial Statements.

               (a) Attached to Schedule 5.10(a) is certain unaudited financial summary information of the Business as of July 31, 2007 and for the seven month period then ended (the "Business Interim Financial Statements"). The Business Interim Financial Statements were prepared by Sellers from the books and records of Sellers and do not include all of the information and footnotes required by GAAP. Historically, neither the Company nor Sellers have maintained separate financial statements for the Business on the basis presented in Schedule 5.10(a) or on any other comparable basis. In addition, the historical consolidated financial statements of Parent are currently being reviewed by the Securities and Exchange Commission. The operating results for the seven month period ended July 31, 2007 are not necessarily indicative of the results that may be expected for a full twelve month period and further, may not be representative of the Business as an independent, stand-alone entity as more fully described in
Schedule 5.10(a). The Business Interim Financial Statements are presented on an accrual basis, except that Servicing Fees and ancillary fees are recognized when received. The Business Interim Financial Statements were not audited or reviewed by an independent accountant.

               (b) Attached to Schedule 5.10(b) is certain unaudited financial summary information of the Business as of July 31, 2007 and for the seven month period then ended recast to more closely reflect the operations of the Business on a stand-alone basis (the "Recast Business Interim Financial Statements"). The Recast Business Interim Financial Statements were prepared by Sellers from the Business Interim Financial Statements, and as more thoroughly described in
Schedule 5.10(b), include the use of certain assumptions and estimates. Sellers prepared the Recast Business Interim Financial Statements in good faith as a reasonable pro forma estimate of the assets and liabilities, results of operations and cash flows of the Business as of July 31, 2007 and for the seven month period then ended.

               (c) The parties hereto recognize and acknowledge that the Recast Business Interim Financial Statements were prepared in connection with negotiating the sale of the Business, and, accordingly required the development and application of the assumptions and estimates described in Schedule 5.10(b).

               Section 5.11 Seller/Servicer Status. The Company is a FNMA approved servicer of Mortgage Loans, eligible to service FNMA Mortgage Loans. Except as set forth on Schedule 5.11, the Company is licensed, approved or exempt from licensure and/or approval as a servicer under state mortgage regulatory agencies in each state where the failure to be so licensed, approved or exempt could materially and adversely affect Servicing Rights in respect of Servicing Agreements.

               Section 5.12 MERS Membership. American Home Mortgage Holdings, Inc. is a MERS Member, and the Company and American Home Mortgage Corp. in their capacity as affiliates of American Home Mortgage Holdings, Inc. are each authorized users of the MERS System pursuant to American Home Mortgage Holding, Inc.'s membership and, except as set forth on Schedule 5.12, American Home Mortgage Holdings, Inc. is in compliance with all terms and conditions of its membership in MERS.

               Section 5.13 Status of Mortgage Loans. As of September 17, 2007, the aggregate amount of Defaulted Mortgage Loans serviced pursuant to the Servicing Agreements is not more than 4.8% of the aggregate outstanding principal balance of all Mortgage Loans that are being serviced pursuant to the Servicing Agreements.

               Section 5.14 Brokers. Other than Milestone Advisors, LLC and Phoenix Capital Inc. whose fee shall be paid by Sellers, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Sellers.

                                   ARTICLE VI
                                    COVENANTS

               Section 6.1 Interim Operations of Sellers. Sellers covenant and agree that, after the date hereof and through the Final Closing Date, with respect to the Purchased Assets, the Assumed Contracts and the Business, except as expressly provided in this Agreement or as may be agreed in writing by
Purchaser:

               (a) the Business shall be conducted in the Ordinary Course of Business, subject to the Bankruptcy Exceptions, and Sellers shall use commercially reasonable efforts, to preserve the business organization of the Business intact, keep available the services of the current officers and employees of the Business and maintain the existing relations with customers, suppliers, creditors, business partners and others having business dealings with the Business; provided that prior to the Initial Closing Date, Sellers may deliver a written notice to Purchaser describing which servicing rights (but not the related Advances to the extent they have not been sold prior to the Initial Closing) set forth on Schedule 6.1(a) Sellers intend to sell to third parties, which servicing rights may not relate to mortgage loans having unpaid principal balances exceeding $10 billion in the aggregate (the servicing rights described in such notice (but not the related Advances to the extent they have not been sold prior to the Initial Closing) being referred to in this Agreement as the "Servicing Rights Held for Sale");

               (b) Sellers and their Affiliates shall not assign, modify, amend or terminate any of the Assumed Contracts, except (1) in the Ordinary Course of Business, (2) as necessary to assume and assign the Assumed Contracts pursuant to Section 365 of the Bankruptcy Code to Purchaser or any designee of Purchaser and with the written consent of Purchaser or such designee, (3) as set forth on
Schedule 6.1(b), or (4) for the Servicing Rights Held for Sale;

               (c) Sellers and their Affiliates shall not terminate or permit to lapse any Permits or other Government Authorizations that are necessary for the operation of the Business and the termination or lapse of which would cause a Material Adverse Effect, except when such termination or lapse results from any Order or other proceeding instituted by any Government Entity and such termination or lapse has been duly contested by Seller with commercially reasonable efforts;

               (d) Sellers and their Affiliates shall not (1) permit any Liens or Claims to arise with respect to the Purchased Assets other than in the Ordinary Course of Business; or (2) purchase, transfer, sell or dispose of any assets of the Business other than in the Ordinary Course of Business or dispose of or permit to lapse any rights to any material Intellectual Property other than in the Ordinary Course of Business; provided that prior to the Initial Closing Date, Sellers may sell, or enter into agreements to sell, the Servicing Rights Held for Sale;

               (e) Sellers and their Affiliates shall not make any change to increase the rate of base compensation or bonus opportunity of any Business Employee other than as set forth on Schedule 6.1(e) or as is reasonably acceptable to Purchaser; provided, however, that, subject to any required Bankruptcy Court Approval, Sellers shall, after the Initial Closing, modify or replace any employee retention plan or similar plan applicable to any Business Employee employed in Texas as is requested by Purchaser;

               (f) Sellers and their Affiliates shall not waive or release any material right that constitutes a Purchased Asset;

               (g) Sellers and their Affiliates shall not (1) enter into any material settlement or release with respect to any legal proceeding relating to or affecting the Purchased Assets, the Assumed Liabilities, the Assumed Contracts or the Business, other than in the Ordinary Course of Business, as required by Law, or with respect to Disputed Servicing Agreements (provided that Sellers or their Affiliates shall not, without Purchaser's written consent, enter into any settlement or release with respect to any Disputed Servicing Agreement that adversely affects Purchaser, it being understood that any settlement or release which results in the return to the Purchaser of the Purchase Price, or relieves Purchaser of the obligation to pay the Purchase Price, allocable to such Disputed Servicing Agreement will not be deemed to adversely affect Purchaser) or (2) pay any amount, perform any obligation or agree to pay any amount or perform any obligation, in settlement or compromise of any suits or claims of Liability Related to the Business, in each case in excess of $100,000; provided that Sellers shall be permitted to enter into settlement agreements prior to the Initial Closing Date in connection with (A) the transfer of Servicing Rights Held for Sale, (B) with the written consent of Purchaser (which shall not be unreasonably withheld or delayed), the Disputed Servicing Agreements and (C) any Liabilities that are not Assumed Liabilities provided that Purchaser will not have any Loss with respect thereto;

               (h) Other than as provided in Section 4.4, Sellers and their Affiliates shall not (1) breach, reject or terminate any Assumed Contract or seek Bankruptcy Court approval to do so or (2) fail to use commercially reasonable efforts to oppose any action by a third party to terminate (including any action by a third party to obtain Bankruptcy Court approval to terminate) any Assumed Contract; provided that, prior to the Initial Closing Date, Sellers may (A) with the consent of Purchaser (which shall not be unreasonably withheld or delayed), reject any Assumed Contract (other than Servicing Agreements) that is not material to the Business or readily replaceable at substantially the same cost and without disruption to the operation of the Business and (B) with the written consent of Purchaser (which shall not be unreasonably withheld or delayed), terminate and reject a Disputed Servicing Contract;

               (i) With respect to any Purchased Asset, Sellers and their Affiliates shall not: (1) agree to allow any form of relief from the automatic stay in the Bankruptcy Cases; (2) fail to use commercially reasonable efforts to oppose any action by a third party to obtain relief from the automatic stay in the Bankruptcy Cases; (3) agree to a rejection of any Assumed Contract except as provided in Section 6.1(h)(A) or (B); or (4) fail to use commercially reasonable efforts to oppose any action by a Person (other than Purchaser) seeking to have an Assumed Contract rejected, except as provided in provisos (A) and (B) in
Section 6.1(h);

               (j) Except as required by Law or the Bankruptcy Court, Sellers and their Affiliates shall not take, or agree to or commit to take, any action that would or is reasonably likely to result in any of the conditions to the Initial Closing set forth in Article VIII not being satisfied, or would make any representation or warranty of Sellers contained herein inaccurate in any material respect at, or as of any time prior to, the Initial Closing Date or that would materially impair the ability of Sellers or Purchaser to consummate the Initial Closing in accordance with the terms hereof or materially delay such consummation;

               (k) Sellers shall conduct the Business (1) in accordance with Law except where the failure to do so will not result in a Material Adverse Effect or where the failure to do so results from any Order or other proceeding instituted by any Government Entity that has been duly contested by Sellers with commercially reasonable efforts and (2) in accordance with the other Applicable Requirements in the Ordinary Course of Business and subject to the Bankruptcy Exceptions and except when any failure to conduct the Business in accordance with the Applicable Requirements results from any Order or other proceeding instituted by any Government Entity that has been duly contested by Sellers with commercially reasonable efforts; and

               (l) No Seller nor any of Sellers' Affiliates shall enter into any agreement, Contract, contract commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do, any of the foregoing.

               Section 6.2 Operations Following the Initial Closing.

               (a) From the Initial Closing to the Final Closing, Sellers shall operate the Business and manage the Purchased Assets, Assumed Liabilities and Assumed Contracts in the Ordinary Course of Business, subject to the Bankruptcy Exceptions and consistent with Section 6.1 (provided that, with respect to Sections 6.1(a), (c), (d)(1), (d)(2) (but solely with respect to the lapse of rights to material Intellectual Property referred to therein), (f), (h)(1) (but solely with respect to the breach of an Assumed Contract referred to therein),
(k), and (l) (but solely to the extent (l) relates to any of the matters referred to in the foregoing listed subsections of Section 6.1) Sellers shall have liability for a breach thereof only through bad faith, willful misconduct or gross negligence); provided that Purchaser, at Purchaser's cost and expense shall provide, or arrange for, as part of the Financing, such liquidity and working capital as may be necessary to enable Sellers to operate the Business from the Initial Closing to the Final Closing. Notwithstanding any provision of this Section 6.2, other than with respect to Retained Liabilities, Sellers shall have no obligation to fund any Liabilities of the Business following the Initial Closing other than from proceeds of the Financing and revenues generated by the Business after the Initial Closing. Subject to Section 2.7(c), Sellers shall regularly consult with Purchaser with respect to such operations and to prepare the Business to be transitioned to Purchaser at the Final Closing as a stand alone business. Notwithstanding the foregoing, Purchaser shall not have the right to direct the management or policies of Sellers.

               (b) From the Initial Closing until the Final Closing, all profits and Losses of the Business shall be solely for the account of Purchaser, and Purchaser shall be solely responsible for all Losses, costs and expenses of the Business during such period and shall bear all Liabilities of the Business and all Losses incurred by Sellers or their Affiliates in the operation of the Business or otherwise arising as a result of, or in connection with, the continued ownership by Sellers of the Purchased Assets and the operation of the Business after the Initial Closing; provided that Sellers acknowledge and agree that such Liabilities and Losses shall not include any Liabilities or Losses incurred by Sellers in connection with the resolution or attempted resolution of Claims with respect to the Disputed Servicing Agreements, including any and all costs of adjudicating same to a Final Order or negotiating a settlement thereof, which Liabilities and Losses shall be borne by Sellers. Following the Initial Closing, Sellers and Purchaser shall, for each three month period following the Initial Closing through the Final Closing and for any shorter period between the last full three month period and the Final Closing (each such period a "Reconciliation Period"), reconcile the net cash flow of the Business as contemplated by Exhibit G (each a "Reconciliation Calculation"). Following the Final Closing and the determination of the final Reconciliation Report for the last Reconciliation Period pursuant to Section 6.2(d) or 6.2(e), Sellers or Purchaser, as the case may be, shall make a reconciliation payment to the other with respect to the net sources and uses of cash for the period from the Initial Closing through the Final Closing (the "Reconciliation Payment") based on the final Reconciliation Reports as determined pursuant to Section 6.2(d) or 6.2(e) for each Reconciliation Period as may be necessary to ensure each party is placed in the same economic position as if the Purchased Assets, Assumed Liabilities and Assumed Contracts had been transferred to the Purchaser on the Initial Closing Date and that Sellers have not benefited from any profits nor suffered any Losses in connection with the operation of the Business during the period from the Initial Closing through the Final Closing. Any Reconciliation Payment payable by Sellers to Purchaser shall be payable exclusively out of cash held by the Company at the time the Reconciliation Payment is required to be paid and only from cash arising out of the operation of the Business after the Initial Closing and through the Final Closing. Notwithstanding anything to the contrary herein, the parties acknowledge that Sellers shall be operating as debtors in possession under the Bankruptcy Code.

               (c) With respect to Sellers' operation of the Business from the Initial Closing to the Final Closing, Sellers shall indemnify Purchaser for any Losses to the extent arising out of (i) Sellers' bad faith, willful misconduct or gross negligence in its operation of the Business or (ii) a breach of this Agreement (other than Sections 6.1(a), (c), (d)(1), (d)(2) (but solely with respect to the lapse of rights to material Intellectual Property referred to therein), (f), (h)(1) (but solely with respect to the breach of an Assumed Contract referred to therein), (k), and (l) (but solely to the extent (l) relates to any of the matters referred to in the foregoing listed subsections of
Section 6.1), with respect to which Sellers shall have liability for a breach thereof only through willful misconduct, bad faith or gross negligence). Following the Final Closing, Purchaser shall indemnify Sellers and their Affiliates for any Losses arising out of operation of the Business or otherwise arising as a result of, or in connection with, the continued ownership by
Sellers of the Purchased Assets and operation of the Business after the Initial Closing through the Final Closing, except for any Losses arising out of (i) Sellers' or their Affiliates' bad faith, willful misconduct or gross negligence, or (ii) a breach of this Agreement (other than Sections 6.1(a), (c), (d)(1),
(d)(2) (but solely with respect to the lapse of rights to material Intellectual Property referred to therein), (f), (h)(1) (but solely with respect to the breach of an Assumed Contract referred to therein), (k), and (l) (but solely to the extent (l) relates to any of the matters referred to in the foregoing listed subsections of Section 6.1) with respect to which Sellers shall have liability for a breach thereof only through bad faith, willful misconduct or gross negligence). Notwithstanding anything to the contrary herein, the parties hereby agree that "gross negligence" shall not include, and Sellers shall not be liable, for any Losses arising due to the Bankruptcy Exceptions. In addition, Purchaser shall be obligated to pay the Purchaser's Cure Amount.

               (d) Sellers shall prepare each Reconciliation Calculation for each Reconciliation Period in accordance with Exhibit G (a "Reconciliation Report"). Sellers shall provide Purchaser with each Reconciliation Report as promptly as possible after the applicable Reconciliation Period but not later than 30 days thereafter. Within the 30 day period following receipt of each Reconciliation Report, Purchaser shall have the right to dispute the amounts set forth therein, as set forth in Section 6.2(e). If Purchaser does not dispute the Reconciliation Report within such 30 day period, such report shall be deemed final by Sellers and Purchaser, and Purchaser shall be barred from disputing the portion of the Reconciliation Payment Report corresponding to such Reconciliation Report. Sellers shall prepare the calculation of the Reconciliation Payment which shall be a summation on the final Reconciliation Reports for each Reconciliation Period (the "Reconciliation Payment Report"). Sellers shall provide Purchaser with the Reconciliation Payment Report within five days of the final determination of the Reconciliation Report for the last Reconciliation Period. Within the 5 day period following receipt of the Reconciliation Payment Report, Purchaser shall have the right to dispute the Reconciliation Payment solely in the event that the Reconciliation Payment Report differs from the sum of the final Reconciliation Reports. If Purchaser does not dispute the Reconciliation Payment Report within such 5 day period, such report shall be deemed final by Sellers and Purchaser, and, Sellers or Purchaser, as the case may be, shall immediately thereafter deliver the Reconciliation Payment.

               (e) If Purchaser disputes any Reconciliation Report or the Reconciliation Payment Report (or any item included therein) as set forth in
Section 6.2(d) above, such dispute shall be resolved in the following manner:
(i) Purchaser shall notify Sellers of such dispute within 30 days after Purchaser's receipt of the applicable report, which notice shall specify in reasonable detail the nature of the dispute; (ii) during the 15-day period following Sellers' receipt of such notice, Sellers and Purchaser shall use their commercially reasonable efforts to resolve such dispute in good faith; and (iii) if at the end of such 15-day period Sellers and Purchaser shall have failed to resolve such dispute in writing, Sellers and Purchaser shall submit the item(s) in dispute as promptly as practicable to Arbitrating Accountants with experience in the mortgage loan servicing business and that are independent of Sellers and Purchaser and their respective Affiliates to be selected by mutual agreement between Sellers and Purchaser. The Arbitrating Accountants shall act as an arbitrator and shall resolve the dispute as promptly as practicable after such dispute is referred to it. Each of the parties hereto shall bear all costs and expenses incurred by it in connection with such arbitration, except that the cost of the Arbitrating

Accountants hereunder shall be borne equally by Sellers and Purchaser. This provision for arbitration shall be specifically enforceable by the parties hereto. The decision of the Arbitrating Accountants in accordance with the provisions hereof shall be final and binding (absent manifest error), and there shall be no right of appeal therefrom. Upon the resolution of the disputes (A) with respect to any Reconciliation Report, the Reconciliation Report determined in accordance with this Section 6.2(e) will be the final Reconciliation Report for such Reconciliation Period and (B) with respect to the Reconciliation Payment Report, the Reconciliation Payment shall be recalculated based on the final Reconciliation Payment Report as determined in accordance with this
Section 6.2(e), and Sellers or Purchaser, as the case may be, shall immediately thereafter deliver the Reconciliation Payment.

               (f) From the Initial Closing Date through the Final Closing Date, Sellers shall service the (i) Mortgage Loans serviced under the Disputed Servicing Agreements, (ii) Mortgage Loans serviced by the Servicing Rights Held for Sale and (iii) Mortgage Loans set forth on Schedule 6.10(f). In consideration of such servicing (A) Sellers shall remit to the Business (or the Business may retain, as the case may be) an amount equal to all Servicing Fees payable to the servicing agent for servicing the Mortgage Loans described in subclauses (i) through (iii) hereof at the time of the receipt thereof, (B) Sellers shall remit to the Business, on a monthly basis, for servicing the Mortgage Loans described in subclause (ii) and (iii) hereof (I) $15 per month per Mortgage Loan serviced during the two month period following the Initial Closing Date, $20 per month per Mortgage Loan serviced during the two month period following such period and $25 per Mortgage Loan serviced after the four month period following the Initial Closing Date minus (II) the monthly Servicing Fees collected by the Business with respect to servicing such Mortgage Loan and
(C) Sellers shall remit to the Business, on a monthly basis, $25 for each Mortgage Loan described in subclauses (ii) and (iii) that is "deboarded."

               (g) Upon (i) a sale by Sellers of the Mortgage Loans described on
Schedule 6.10(f) or the servicing rights with respect thereto or (ii) a sale by Sellers of the Servicing Rights Held for Sale, Sellers shall undertake a review of the number of Business Employees reasonably necessary to continue to service the Servicing Agreements as compared to the number of Business Employees which were servicing all such servicing rights immediately prior to such sale or termination. In the event that in Sellers' reasonable business judgment (taking into account, without limitation, the need for Business Employees to service future servicing rights which may be acquired by the Business, and the need for additional Business Employees to service Defaulted Mortgage Loans), such sale or termination directly results in there being excess Business Employees, Sellers shall terminate such Business Employees and shall be liable for and bear any Liabilities incurred by the Business as a result of such terminations (and such Liabilities shall not be borne by Purchaser or the Business).

               Section 6.3 Access; Books and Records. (a) Between the date of this Agreement and the Final Closing Date, Sellers shall, at Purchaser's expense, (i) afford Purchaser and its authorized Representatives access to all books and records, offices and other facilities Related to the Business, as well as management and other employees Related to the Business, of Sellers, (ii) permit Purchaser to make inspections and to make copies of such books and records Related to the Business as it may require and (iii) furnish Purchaser with such financial and operating data Related to the Business and other information which is Related to the Business as

Purchaser may from time to time request; provided, however, that prior to the Initial Closing, such access (y) shall be reasonable and (z) shall not unreasonably disrupt the business of Sellers. For an abundance of clarity, under no circumstances shall this right to access be construed as a "diligence out" or termination right of Purchaser.

               (b) Purchaser and Sellers shall preserve for a period of six years after the Final Closing Date (or such longer period as may be required by any Government Entity or ongoing claim) all books and records Related to the Business prior to the Final Closing Date. After the Final Closing Date, where there is a legitimate purpose, the party hereto that has received a request for access (the "Requested Party") shall provide the party hereto requesting access (the "Requesting Party") with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to the books of account and records of the Requested Party, but, in each case, only to the extent relating to the conduct of the Business prior to the Final Closing Date, and the Requesting Party and its Representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of the Requested Party; and provided, further, that such information shall be held by the Requesting Party in confidence to the extent required by, and in accordance with, the Confidentiality Agreement. Such records may nevertheless be destroyed by either party if such party sends to the other party written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless the party receiving the notice objects to the destruction, in which case the party that provided the notice shall deliver, at the objecting party's expense, such records to the objecting party.

               (c) At Sellers' request following the Final Closing Date, Purchaser shall provide Sellers with reasonable access to the Transferred Employees and shall cooperate with Purchaser for the purpose of assisting Sellers with the winding down of Parent and the Filing Subsidiaries in conjunction with the Bankruptcy Cases and the provision of any information required for the purpose of filing Tax returns; provided, that such access shall not unreasonably disrupt the business of Purchaser.

               Section 6.4 Cooperation; Efforts and Actions to Cause Closings.
(a) Following the date hereof and through the Final Closing Date, upon the terms and subject to the conditions of this Agreement, Purchaser and Sellers shall cooperate in good faith and use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable Laws) to satisfy the conditions to each of the Initial Closing Date and the Final Closing Date, as applicable, set forth in
Article VIII and to consummate the transactions contemplated hereby as promptly as practicable, including the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated hereby and the taking of such actions as are necessary to obtain all requisite Consents, orders, Permits, qualifications or exemption from consents by any third party or Government Entity, including the Revised Sale Procedures Order and the Sale Approval Order. Sellers and Purchaser shall each file their Notification and Report Form under the HSR Act within 10 Business Days after the entry of the Sale Approval Order. The filing fee with respect thereto shall be borne one-half by Purchaser and one-half by Sellers.

               (b) Following the date hereof and through the Final Closing Date, each party shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Government Entity or any other information supplied by such party to a Government Entity in connection with this Agreement and the transactions contemplated hereby. Each party hereto shall promptly provide the other parties with copies of any communication (including any written objection, litigation or administrative proceeding that challenges the transactions contemplated hereby or the entry of the Revised Sale Procedures Order or the Sale Approval Order) received by such party from any Government Entity or any other Person regarding the transactions contemplated hereby. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Government Entity with respect to the transactions contemplated hereby, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of Permits are required as a result of the execution of this Agreement or consummation of the transactions contemplated hereby, Sellers shall use their commercially reasonable efforts to effect such transfers, amendments or modifications.

               (c) To the extent not otherwise provided in the Sale Approval Order, Sellers shall use their commercially reasonable efforts to obtain, prior to the Initial Closing, all requisite approvals, including the Consent to the transactions contemplated hereby of each other party to each Contract (other than a Servicing Agreement) to which it is a party or to which the Purchased Assets or Assumed Liabilities are subject with a Seller or any Affiliate of a Seller (including under any Software Contract or Contract relating to the Transferred Intellectual Property and the IT Assets), if required by the terms of such Contract.

               Section 6.5 Confidentiality. (a) After the Initial Closing, the Sellers will, and cause their respective Affiliates and Representatives to, hold in confidence and not use in any manner detrimental to the Business all Confidential Information concerning the Business, the Purchased Assets, the Assumed Liabilities or the Assumed Contracts, except to the extent that such information can be shown to have been (i) in the public domain prior to the Initial Closing or (ii) in the public domain at or after the Initial Closing through no fault of the Sellers or any of their Affiliates or any of their respective Representatives. If, after the Initial Closing, Sellers or any of their Affiliates or any of their respective Representatives are legally required to disclose any Confidential Information, Sellers shall to the extent permitted by Law (A) promptly notify Purchaser to permit Purchaser, at its expense, to seek a protective order or take other appropriate action and (B) cooperate as reasonably requested by Purchaser in Purchaser's efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such Confidential Information, but only at Purchaser's sole cost and expense. If, after the Initial Closing and in the absence of a protective order, Sellers or any of their Affiliates or any of their respective Representatives are compelled as a matter of Law to disclose any such Confidential Information to a third party, such Person may disclose to the third party compelling disclosure only the part of such Confidential Information as is required by Law to be disclosed; provided, however, that to the extent permitted by Law, prior to any such disclosure, such Person consults in good faith with Purchaser and its legal counsel as to such disclosure and the nature and wording of such disclosure.

               (b) For purposes of Section 6.5(a), "Confidential Information" shall mean any confidential information concerning the Business, the Purchased Assets, the Assumed Liabilities or the Assumed Contracts, including, without limitation, methods of operation, products, prices, fees, costs, markets or other specialized information or proprietary matters.

               Section 6.6 Subsequent Actions. Subject to the Bankruptcy Exceptions, each of the parties shall use reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable and to cause to be satisfied the conditions in Article VIII. If at any time before or after the Final Closing Date, Purchaser shall consider or be advised that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable (i) to vest, perfect or confirm ownership (of record or otherwise) in Purchaser (or, subject to Bankruptcy Court approval, its designee), its right, title or interest in, to or under any or all of the Purchased Assets or Assumed Contracts, (ii) to vest, perfect or confirm ownership (of record or otherwise) in a Seller, any of its rights, properties or assets or (iii) otherwise to carry out this Agreement, Sellers shall execute and deliver all deeds, bills of sale, instruments of conveyance, powers of attorney, assignments and assurances and take and do all such other actions and things as may be reasonably requested by Purchaser (or, subject to Bankruptcy Court approval, its designee) in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Purchaser or Sellers, in each case at Purchaser's cost and expense. In furtherance of the foregoing, Purchaser shall use commercially reasonable efforts to satisfy the condition set forth in
Section 8.4(a) as soon as reasonably practical after the Initial Closing.

               Section 6.7 Post-Final Closing Amounts Received and Paid. All amounts that are received by a Seller or any of its Affiliates in respect of any of the Purchased Assets with respect to a period following the Final Closing shall be received by such Person as agent, in trust for and on behalf of Purchaser, and following the Final Closing, Sellers shall, on a monthly basis, pay, or cause to be paid, by wire transfer of immediately available funds to Purchaser all such amounts received by or paid to any such Seller or any of their respective Affiliates, and shall provide Purchaser with information as to the nature and source of all such payments, including any invoice related thereto. All amounts that are received by Purchaser or any of its Affiliates following the Final Closing in respect of any Excluded Assets with respect to a period prior to the Final Closing shall be received by such Person as agent, in trust for and on behalf of Sellers, and Purchaser shall, on a monthly basis, pay or cause to be paid all such amounts over to Sellers by wire transfer of immediately available funds and shall provide Seller with information as to the nature and source of all such payments, including any invoice relating thereto.

               Section 6.8 Notices of Certain Events. From the date hereof until the Initial Closing Date,

               (a) Sellers shall promptly notify Purchaser of:

                      (i) any written notice or other written communication from any Person (including any notices or communications filed with the Bankruptcy Court other than notices or other written communications which provide for a copy to be provided to Purchaser) alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, or objecting to the consummation of any of the transactions contemplated by this Agreement;

                      (ii) any written notice or other written communication from any Government Entity in connection with the transactions contemplated by this Agreement; and

                      (iii) any change or fact with respect to any of Sellers' representations, warranties or obligations hereunder of which it is aware that, with notice or lapse of time or both, will or is reasonably likely to result in a material breach by Sellers of this Agreement or otherwise result in any of the conditions set forth in Article VIII becoming incapable of being satisfied.

               (b) Purchaser shall promptly notify Sellers of:

                      (i) any written notice or other written communication from any Person (other than notices or other written communications directed to Sellers or to the Bankruptcy Court, with a copy provided to Purchaser) alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, or objecting to the consummation of any of the transactions contemplated by this Agreement;

                      (ii) any written notice or other written communication from any Government Entity (other than notices or other written communications directed to Sellers or to the Bankruptcy Court, with a copy provided to Purchaser) in connection with the transactions contemplated by this Agreement; and

                      (iii) any change or fact with respect to any of Purchaser's representations, warranties or obligations hereunder of which it is aware that, with notice or lapse of time or both, will or is reasonably likely to result in a material breach by Purchaser of this Agreement or otherwise result in any of the conditions set forth in
        Article VIII becoming incapable of being satisfied.

               No disclosure by any party hereto pursuant to this Section 6.8 shall be deemed to amend or supplement the Disclosure Schedule with respect thereto or prevent or cure any misrepresentation or breach of warranty for purposes of this Agreement.

               Section 6.9 Interim Financial Information. From the date of this Agreement until the Final Closing Date, Sellers will deliver to Purchaser such financial and operating information Related to the Business as is provided (and when provided) to the board of directors or the operating or financial management of Sellers in the Ordinary Course of Business.

               Section 6.10 Procedures for Transfer of Servicing.

               (a) Transfer. Without limiting any other provision of this Agreement, on the Final Closing Date, Sellers shall, in accordance with Purchaser's reasonable instructions, take all steps, and execute and deliver all such agreements, letters or other documents, as are reasonably requested by Purchaser to effect the transfer of the Servicing Agreements (and the related Purchased Assets) from Sellers to Purchaser or Purchaser's designee such that, after the Final Closing Date, Purchaser or its designee has all of the Servicing Rights, the Servicing Files and any and all assets and rights necessary to perform its obligations under such Servicing Agreements.

               (b) Name Changes. As soon as practicable after the Final Closing Date, each of Sellers and Purchaser agree to take all such actions as are required, in accordance with the Purchaser's reasonable instructions, to change the named party to Purchaser or its designee on documents related to the Servicing Agreements that are currently in the name of Sellers, in their capacity as Servicer, including on all financing statements and insurance policies.

               (c) Invoices and Collections. All invoices (including legal, tax and insurance invoices) and collections pertaining to the servicing of the Mortgage Loans after the Initial Closing Date that Sellers receive after the Final Closing Date shall be promptly forwarded by Sellers to Purchaser by reputable overnight courier for a period of not less than 90 days after the Final Closing Date and thereafter by regular mail within a reasonable time after receipt for a period of not less than 180 days. Purchaser agrees to pay each such invoice promptly upon the receipt of such invoice from Sellers together with an officer's certificate from Sellers stating that Seller has received no benefit under such invoice and that such invoices should be paid by Purchaser and constitute expenses of the applicable trust pursuant to the applicable Servicing Agreements.

               (d) Existing Litigation and Indemnities. As promptly as possible after the date hereof (and in any event prior to the Initial Closing), Sellers and Purchaser shall agree upon mechanics and procedures to identify and schedule all litigation (other than litigation against Sellers) presently being handled by Sellers as servicer under the Servicing Agreements and, if applicable, transfer to Purchaser or its designee responsibility from and after the Final Closing Date for such litigation.

               (e) Compliance Costs; Reporting Obligations. Sellers shall be responsible for all costs of compliance related to the operation of the Business and the Purchased Assets prior to the Initial Closing Date. After the Initial Closing Date, Sellers shall be responsible for completing any requested compliance and/or servicer certificate related to the operation of the Business and the Purchased Assets prior to the Initial Closing Date, including but not limited to pursuant to Regulation AB under the Exchange Act and Form 1098 tax reporting. If requested by Sellers, Purchaser shall be of reasonable assistance to Sellers in connection with the foregoing so long as (i) Sellers pay to Purchaser a mutually agreeable nominal fee in connection with such assistance and (ii) Sellers provide to Purchaser all information needed by Purchaser in connection with such assistance. Nothing in this Section 6.10(e) affects Sellers' obligations under the Applicable Requirements in connection with the operation of the Business, or affects in any manner Section 2.7(c).

               (f) Subservicing of AHM Loans. Following the Final Closing Date, pursuant to the terms of the Purchaser Subservicing Agreement, Purchaser or its designee shall serve as subservicer for (i) Mortgage Loans serviced under the Disputed Servicing Agreements that are treated as Excluded Assets and, prior to the sale to a third party, the Servicing Rights Held for Sale and (ii) Mortgage Loans set forth on Schedule 6.10(f). In consideration of such subservicing (A) Purchaser or its designee shall retain all Servicing Fees payable to the servicing agent for servicing the Mortgage Loans described in subclauses (i) and
(ii) hereof, (B) Sellers shall pay to Purchaser or its designee, on a monthly basis, as invoiced by Purchaser or its designee, for servicing the Mortgage Loans described in subclause (ii) hereof (I) $15 per month per Mortgage Loan serviced during the two month period following the Initial Closing Date, $20 per month per Mortgage Loan serviced during the two month period following such period and $25 per Mortgage Loan serviced after the four month period following the Initial Closing Date minus (II) the monthly Servicing Fees collected by the Business with respect to servicing such Mortgage Loan and (C) Sellers shall pay to Purchaser or its designee, as invoiced by Purchaser or its designee, $25 for each Mortgage Loan described in subclause (ii) hereof that is "deboarded".

               (g) Transition Services. Following the Final Closing, Sellers, other than the Company, shall provide, or cause to be provided, to the Business certain services that are currently provided to the Business by Sellers and certain Affiliates of Sellers, all as more fully set forth in the Transition Services Agreement to be entered into by the Sellers and the Purchaser as of the Final Closing Date.

               Section 6.11 Bankruptcy Actions. (a) Sellers hereby agree that they shall, and Sellers shall cause all of their Affiliates to, comply with all of the obligations of Sellers under (i) the Revised Sale Procedures Order (after entry of such Order by the Bankruptcy Court) and (ii) the Sale Approval Order (after the entry of such Order by the Bankruptcy Court).

               (b) Sellers shall use reasonable efforts to comply (or obtain an order from the Bankruptcy Court waiving compliance) with all requirements under the Bankruptcy Code and Bankruptcy Rules in connection with obtaining approval of the transactions contemplated by this Agreement, including serving on all required Persons in the Bankruptcy Cases (including (i) all Persons who are known to possess or assert a Lien against or interest in any of the Purchased Assets, (ii) the IRS, (iii) all applicable state attorneys general, local realty enforcement agencies and local Government Entities, (iv) all applicable state and local Government Entities with taxing authority and (v) all other Persons required by any order of the Bankruptcy Court notice of the Sale Motion, the Sale Hearing, the Revised Sale Procedures Order, the Sale Approval Order, and all objection deadlines in accordance with all applicable Bankruptcy Rules, the Revised Sale Procedures Order, and any applicable local rules of the Bankruptcy Court.

               (c) As provided in the Revised Sale Procedures Order, Sellers shall move to assume and assign to Purchaser (or Purchaser's designee or designees) the Assumed Contracts that are executory contracts capable of being assumed pursuant to Section 365 of the Bankruptcy Code (collectively, the "Assumed Pre-Petition Contracts") and shall provide notice thereof in accordance with all applicable Bankruptcy Rules, the Revised Sale Procedures Order, and any applicable local rules of the Bankruptcy Court. Sellers shall pay Cure Amounts in the time and manner specified by the Sale Approval Order; provided that Purchaser shall pay any Cure Amounts relating to a default on Assumed Contracts occurring after the Initial Closing which default is not the result of Sellers' breach of this Agreement.

               Section 6.12 Maintenance of Insurance. From the date of this Agreement until the Final Closing Date, Parent shall, in connection with the Business, cause the Company to (a) continue to carry Sellers' existing insurance through the Final Closing Date, and (b) shall use reasonable efforts to not allow any breach, default, termination or cancellation of such insurance policies or agreements to occur or exist.

               Section 6.13 Laws. From the date of this Agreement until the Initial Closing Date, Sellers shall promptly notify Purchaser concerning the existence of any new Law of which Sellers become aware, which restricts, prevents, prohibits, makes illegal or enjoins the operation of the Business, the Purchased Assets, the Assumed Liabilities, the Assumed Contracts or the transactions contemplated hereby.

               Section 6.14 Financing Assistance and Protection of Purchased Assets. (a) In connection with Purchaser obtaining financing for the operation of the Business for the period from the Initial Closing through the Final Closing and refinancing funds paid by Purchaser in cash necessary to consummate the transactions contemplated by this Agreement (the "Financing"), Sellers shall, and shall cause their respective officers, employees, and advisors to, provide to Purchaser all reasonable cooperation, on a timely basis, reasonably requested by Purchaser that is reasonably necessary or customary including: (i) causing senior management and other appropriate employees of the Business upon reasonable advance notice by Purchaser and on a reasonable number of occasions, to be available for meetings, including management and other presentations, rating agency presentations, participation in due diligence sessions, to review and comment on disclosure documents and to assist with the preparation of business projections and similar materials in connection with any such financing; (ii) subject to the Bankruptcy Exceptions, taking all actions reasonably necessary to permit prospective financing providers involved in the Financing to evaluate the Business's assets and operations; (iii) subject to the Bankruptcy Exceptions, providing reasonable assistance in the timely preparation of offering memoranda, prospectuses, rating agency, lender and investor presentations, syndication or information memoranda, marketing materials and other similar documents, if applicable, including but not limited to causing management and other personnel to participate in related drafting sessions; (iv) timely furnishing such financial and other information regarding the Business as shall exist or, subject to the Bankruptcy Exceptions, become available as may be reasonably requested by Purchaser; (v) after the Initial Closing through the Final Closing, executing and delivering any loan agreement, indenture, pledge and security documents, other definitive financing documents, or other certificates or documents as may be reasonably requested by Purchaser and otherwise facilitating, after the Initial Closing, the pledging of, and granting, recording and perfection of first priority security interests in the Purchased Assets and cash and cash equivalents and other proceeds received in connection with the Business and the Purchased Assets after the Initial Closing (in favor of Purchaser or the applicable lenders under the Financing), which assistance may include, but shall not be limited to, becoming directly liable for any loans or other indebtedness relating to the Financing (so long as recourse therefore is limited to the Purchased Assets and cash and cash equivalents and other proceeds received in connection with the Business and the Purchased Assets during the period after the Initial Closing); (vi) promptly filing with the Bankruptcy Court and using commercially reasonable efforts to seek the approval of any motion that may be necessary or appropriate in connection with any of the foregoing as reasonably requested by Purchaser. The foregoing notwithstanding, neither Sellers nor any other person shall be required to take any action with respect to the foregoing to the extent that the approval of the Bankruptcy Court is required for such action and such approval has not yet been obtained, provided that such action shall be required to be taken promptly upon obtaining such approval. Purchaser shall indemnify Sellers from and against any and all Losses incurred by them relating to their provision of cooperation pursuant to this Section 6.14(a) other than Losses arising from Sellers' bad faith, willful misconduct or gross negligence.

               (b) To secure Sellers' obligations under this Agreement, Sellers grant to Purchaser, as of the Initial Closing, a first priority (subject only to any Permitted Liens and Liens securing the Financing) lien on and security interest in all of the Purchased Assets and Sellers' cash and cash equivalents and other proceeds received in connection with the Business and the Purchased Assets after the Initial Closing (which lien and security interest may be assigned to any lender of the Purchaser), provided any such liens and security interest granted to Purchaser shall not extend to any Administrative Agent Cash Proceeds. Sellers shall execute and deliver any pledge and security documents or other certificates or documents as may be reasonably requested by Purchaser to facilitate the pledging of, and granting, recording and perfection of such lien and security interest and shall promptly file with the Bankruptcy Court and using commercially reasonable efforts to seek the approval of any motion that may be necessary or appropriate in connection with any of the foregoing as reasonably requested by Purchaser, including seeking approval from the Bankruptcy Court pursuant to Section 364 of the Bankruptcy Code for such liens and security interest.

               (c) If Sellers, in connection with the operation of the Business after the Initial Closing, enter into any servicing agreements with respect to Mortgage Loans, then Sellers shall include in such servicing agreements such provisions as Purchaser may reasonably request to facilitate (i) lenders to make or continue their loans or (ii) the Financing. Such provisions may include provisions authorizing the servicer to finance, pledge and/or assign any or all of its right, title and interest in, to and under the servicing agreement to one or more lenders selected by the servicer, providing for the lenders to designate successor servicers, and providing for remedies for, and waivers of, defaults under the servicing agreement. Without limiting any other rights or remedies of Sellers, to the extent Sellers suffer any Losses with respect to any such new servicing agreements the economic consequences of which are not fully borne by Purchaser through the Reconciliation Payment or otherwise, Sellers may set off the amount of such Losses against any moneys owed by Sellers to Purchaser under this Agreement or against the Purchased Assets.

               (d) Sellers will deposit all cash and cash equivalents received in connection with the Business and the Purchased Assets during the period from the Initial Closing until the later of the Final Closing and payment of the Reconciliation Payment in cash accounts that are separate from any other accounts maintained or used by Sellers or any of their Affiliates. The cash in such accounts will be used only for the operation of the Business in the Ordinary Course or as required by the agreements for the Financing. Such accounts shall be subject to such control agreements and rights for the benefit of the lenders for the Financing as are required by such lenders and such other control agreements as, to the extent permitted by law, are requested by Purchaser. If Sellers are required to pay a Reconciliation Payment, Sellers shall use the moneys in such accounts for such purpose. Sellers shall not deposit or commingle any other amounts with such separate accounts and Sellers shall provide a statement of all transactions relating to such accounts upon request of Purchaser.

               Section 6.15 Excluded Contracts. From time to time prior to the Final Closing Date, Purchaser may designate to Sellers any Assumed Contract (other than (x) prior to the Initial Closing, any Servicing Agreement and (y) any Disputed Servicing Agreement while it is a Disputed Servicing Agreement) that Purchaser wants to exclude from the Assumed Contracts (the "Excluded Contracts") and, if the Initial Closing occurs, upon such designation the Purchased Assets, Assumed Liabilities and Assumed Contracts shall exclude any Excluded Contracts and the Liabilities associated therewith. For the avoidance of doubt, the designation of any Assumed Contract as an Excluded Contract shall not result in a reduction of the Purchase Price.

               Section 6.16 Assumption of Certain Assumed Contracts. If, prior to the Final Closing, but after the Initial Closing has occurred, Sellers are by
Section 365(d)(4) of the Bankruptcy Code required to either assume a lease of nonresidential real property (within the meaning of Section 365 of the Bankruptcy Code) by a certain deadline or it will be deemed rejected, Sellers shall undertake commercially reasonable efforts to obtain an extension of such deadline, and if they are unable to obtain such extension, shall assume such lease if so directed by Purchaser in writing. If Sellers later reject such lease, Purchaser shall indemnify Sellers for an amount equal to (x) any administrative expense priority claim under Section 503 of the Bankruptcy Code that arises from such rejection for the period of two years following the earlier of (A) the rejection date and (B) fifteen business days following the date that Purchaser notifies Sellers of its request to treat such lease as a rejected contract, minus (y) the product of (1) the amount of such lessor's unsecured claim that would have been allowed if such lease been rejected as of the Initial Closing Date multiplied by (2) a reasonable estimate of the recovery percentage on account of general unsecured claims (after giving effect to the indemnification payment pursuant to this Section 6.16) in the applicable Bankruptcy Case.

               Section 6.17 Provisions Regarding Advances.

               (a) Sellers shall use their commercially reasonable efforts to sell, within 180 days after the Initial Closing Date, (i) the Mortgage Loans described on Schedule 6.10(f) or the servicing rights with respect thereto and
(ii) the Servicing Rights Held for Sale. Simultaneous with and as a condition to each such sale, Sellers shall pay or cause Purchaser to be paid, for any outstanding Advances relating to such Mortgage Loans or relating to the Mortgage Loans serviced under the servicing rights being sold, an amount equal to the amount of such Advances. On the six-month anniversary of the Initial Closing Date, Sellers shall purchase from Purchaser or the Business, as the case may be, any outstanding Advances held by Purchaser or the Business relating to such Mortgage Loans or relating to the Mortgage Loans serviced under the Servicing Rights Held for Sale for a price equal to the amount of such Advances. To the extent required for Sellers to have the funds to pay such price, Sellers will borrow the moneys therefor by making a draw under the DIP Financing Agreement. From and after the date of such purchase, such Advances shall be Excluded Assets and the price so paid shall be Purchased Assets.

               (b) Any Advances required to be made after the Initial Closing with respect to (i) the Mortgage Loans described on Schedule 6.10(f), (ii) the Servicing Rights Held for Sale or (iii) any Disputed Servicing Agreement during such time as it remains a Disputed Servicing Agreement, shall be made by Sellers with funds borrowed by Sellers under the DIP Financing Agreement or otherwise, and such Advances shall be Excluded Assets. Purchaser shall not have any obligation to make any such Advances, but it shall have the right to do so if they are not made by Sellers in which case such Advances will be Purchased Assets. Purchaser and Sellers hereby agree that the amount of any Advances required to be made under this Section 6.17 by Sellers out of their own funds or by making a draw on the DIP Financing Agreement, shall be delivered to Sellers (with respect to periods prior to the Final Closing Date), or to Purchaser (with respect to periods following the Final Closing Date) and upon receipt of such funds, Sellers or Purchaser shall administer the application of such Advances in the same manner in which it administers all Advances which are Purchased Assets.

               (c) After the Initial Closing, within five Business Days after any Disputed Servicing Agreement ceases to be a Disputed Servicing Agreement under circumstances in which it has not become an Excluded Asset, Purchaser will pay Sellers, for any outstanding Advances made by Sellers after the Initial Closing, an amount equal to the amount of such Advances and such Advance shall be Purchased Assets; provided, however, that Purchaser will deliver such payment to the lender under the DIP Financing Agreement to repay any obligations of Sellers outstanding under the DIP Financing Agreement that were incurred to fund Advances under this Section 6.17 (or, to the extent there are no such obligations, shall deliver such payment to Sellers). At such time as any Disputed Servicing Agreement becomes an Excluded Asset, Sellers shall purchase from Purchaser or the Business, as the case may be, any outstanding Advances held by Purchaser or the Business relating to such Disputed Servicing Agreement for a price equal to the amount of such Advances. To the extent required for Sellers to have the funds to pay such price, Sellers will borrow the moneys therefor by making a draw under the DIP Financing Agreement. From and after the date of such purchase, such Advances shall be Excluded Assets and the price so paid shall be Purchased Assets.

               (d) Any collections by Sellers or Purchaser with respect to Advances relating to a Mortgage Loan shall, for any outstanding Advances made before the Initial Closing with respect to such Mortgage Loan and any outstanding Advances made at or after the Initial Closing with respect to such Mortgage Loan, be applied first to the earliest funded outstanding Advance relating to such Mortgage Loan.

               (e) Purchaser and Sellers shall, and Purchaser shall cause its Affiliates to, use their respective commercially reasonable efforts to cause the DIP Financing Agreement and the Order approving the DIP Financing Agreement to be amended prior to the Initial Closing to permit Sellers to borrow under the DIP Financing Agreement amounts that may be necessary to fund any Advances in accordance with this Section 6.17.

               Section 6.18 FNMA. Prior to the later of October 17, 2007 and the date that is two weeks prior to the date set forth in the Fannie Mae Stipulation Order, as such date may be extended, by which the "Closing" (as defined in the Fannie Mae Stipulation Order) must occur, and in no event later than the Initial Closing Date, Purchaser shall notify Sellers of Purchaser's determination of whether to include any of Sellers' Servicing Rights and Servicing Agreements with FNMA and related Advances (the "FNMA Servicing Rights") as Purchased Assets. The Sellers agree to take commercially reasonable efforts to reasonably extend the date set forth in the Fannie Mae Stipulation Order by which the "Closing" (as defined in the Fannie Mae Stipulation Order) must occur. If Purchaser notifies Sellers that the FNMA Servicing Rights will be included as Purchased Assets, then the FNMA Servicing Rights will be Purchased Assets and the Initial Closing Servicing Balance shall include the unpaid principal balance of the Mortgage Loans being serviced pursuant to the FNMA Servicing Rights and the Advances Amount shall include the Advances related thereto. Otherwise, the FNMA Servicing Rights will be Excluded Assets. Notwithstanding the foregoing, if Purchaser has timely notified Sellers that the FNMA Servicing Rights are to be Purchased Assets and the FNMA Servicing Rights cannot be included as Servicing Agreements other than as a result of Sellers' breach of the FNMA Servicing Rights after the date of this Agreement or Sellers' failure to pay any Initial Cure Amount or any Interim Cure Amount with respect to the FNMA Servicing Rights, then the unpaid principal balance of the Mortgage Loans being serviced pursuant to the FNMA Servicing Rights shall be included in the Initial Closing Servicing Balance and the Advances Amount shall include the Advances related thereto notwithstanding that the FNMA Servicing Rights cannot be included as Servicing Agreements and such rights are not being transferred to Purchaser. In such event Sellers will use commercially reasonable efforts to sell the FNMA Servicing Rights on commercially reasonable terms. If Sellers are able to so sell the FNMA Servicing Rights, then the amount of the Purchase Price payable by the Purchaser with respect to the FNMA Servicing Rights shall be reduced by an amount (which amount shall not exceed the portion of the Purchase Price payable with respect to the FNMA Servicing Rights) equal to the net proceeds of such sale, after payment of all expenses incurred by Sellers in connection with such sale (or, if such Purchase Price already has been paid, such amount shall be refunded to Purchaser).

               Section 6.19 Option to Purchase Excluded Assets. In the event that at the Final Closing or at the end of the term of the Transition Services Agreement the Excluded Assets designated with an asterisk on Schedule 2.2(n) are no longer required for use by Sellers in any capacity (including under the Transition Services Agreement) and are no longer needed for the administration of Sellers' estate, Purchaser shall have the option to purchase such assets, or any of them, upon payment of their net book value; provided that Purchaser shall pay any change of control, breakage fees or similar fees in respect of such purchase.

               Section 6.20 Compensation Plan. Prior to the Initial Closing, Purchaser shall use its commercially reasonable efforts to prepare and deliver to Sellers a replacement compensation plan for any Business Employees employed in Texas and Sellers shall use their commercially reasonable efforts to seek an Order of the Bankruptcy Court approving such compensation plan. If, despite the commercially reasonable efforts of Purchaser and Sellers prior to the Initial Closing, a replacement compensation plan for Business Employees employed in Texas is not approved by an Order of the Bankruptcy Court prior to the Initial Closing, Purchaser shall be responsible for any amounts accruing after the Initial Closing with respect to Business Employees employed in Texas under the "Non-Insider Employee Retention Plan" described on Schedule 3.2 from the Initial Closing until the effective date of a replacement compensation plan for Business Employees employed in Texas.

               Section 6.21 Approved FNMA Servicer. From the date of this Agreement until the earlier of the Final Closing and the termination of this Agreement, (i) Sellers will use their best efforts to remain an approved FNMA servicer (as contemplated by the Fannie Mae Stipulation Order) and (ii) Purchaser shall use its best efforts to become an approved FNMA servicer. Purchaser and Sellers shall each reasonably cooperate with each other in their respective efforts to comply with the foregoing covenants.

                                   ARTICLE VII
                            BANKRUPTCY COURT MATTERS

               Section 7.1 Competing Transaction. This Agreement is subject to approval by the Bankruptcy Court and the consideration by Sellers' creditor constituencies and the Bankruptcy Court of higher or better competing bids. Purchaser acknowledges that following the date hereof until (but not beyond) the Auction Date, Sellers and their respective Representatives and Affiliates may, with respect to any transaction (or series of transactions) involving the direct or indirect sale, transfer or other disposition of a material portion of the Purchased Assets to a purchaser or purchasers other than Purchaser or effecting any other transaction (including a plan of reorganization or liquidation) the consummation of which would be substantially inconsistent with the transactions herein contemplated (a "Competing Transaction"): (a) continue to initiate contact with, or solicit or encourage submission of any inquiries, proposals or offers by, any Person (other than Purchaser and its Affiliates, agents and representatives), (b) respond to any inquiries or offers to purchase all or any part of the Purchased Assets and (c) perform any and all other acts related thereto contemplated by the Revised Sale Procedures Order, including supplying information relating to the Business and the assets of Sellers to prospective purchasers that satisfy the conditions therefor specified in the Revised Sale Procedures Order. Notwithstanding the foregoing, in no event may Sellers or their respective Affiliates initiate contact with, or solicit or encourage submission of any inquiries, proposals or offers by, any Person (other than Purchaser and its Affiliates, agents and representative) with respect to a Competing Transaction or accept an offer or proposal from any Person (other than Purchaser and its Affiliates, agents and representative) with respect to a Competing Transaction (i) other than pursuant to and in compliance with the terms and conditions of the Revised Sale Procedures Order or (ii) after the Auction.

               Section 7.2 Break-Up Fee. In the event that this Agreement is terminated pursuant to Section 9.1(e), Sellers shall pay to Purchaser a cash amount equal to $5,000,000 (the "Break-Up Fee"), and the Expense Reimbursement in cash. The Expense Reimbursement will be due and payable on the Business Day immediately following such termination. The Break-Up Fee will be due and payable upon the earlier of the closing of, and termination of the agreement providing for, a Competing Transaction; provided, however, that the Break-Up Fee shall only be due and payable upon the termination of an agreement providing for a Competing Transaction if Sellers are entitled to retain a deposit made in connection with the Competing Transaction. Notwithstanding anything to the contrary contained in this Agreement, (1) upon payment of the Break-Up Fee and the Expense Reimbursement in accordance herewith, Sellers and their respective Representatives and Affiliates shall be fully released and discharged from any Liability under or resulting from this Agreement and, neither Purchaser nor any other Person shall have any other remedy or cause of action under or relating to this Agreement, including for reimbursement of expenses and (2) Sellers' obligations hereunder shall be joint and several. Notwithstanding this Section 7.2, if Purchaser is the Next Highest Bidder (as such term is defined in the Revised Sale Procedures) and Purchaser closes under this Agreement as a result of a failure to close under a Competing Transaction, then Sellers shall have no obligation to pay, and Purchaser shall not be entitled to receive, the Expense Reimbursement or Break-Up Fee.

               Section 7.3 Bankruptcy Court Filings. As promptly as practicable following the execution of this Agreement, Sellers shall file with the Bankruptcy Court the Sale Motion, and, subject to Section 7.1, Sellers shall thereafter pursue diligently the entry of the Revised Sale Procedures Order and the Sale Approval Order. Purchaser agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining entry of the Revised Sale Procedures Order and the Sale Approval Order and all parties hereto shall use their respective reasonable best efforts to obtain a finding of adequate assurance of future performance by Purchaser or its designee or designees under the Assumed Pre-Petition Contracts, and demonstrating that each of Purchaser and such designees is a "good faith" purchaser under Section 363(m) of the Bankruptcy Code, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court. In the event the entry of the Revised Sale Procedures Order or the Sale Approval Order shall be appealed, Sellers and Purchaser shall use their respective reasonable efforts to defend such appeal.

                                  ARTICLE VIII
                                   CONDITIONS

               Section 8.1 Conditions to Obligations of Purchaser and Sellers On or Prior to the Initial Closing Date. The respective obligations of each party to consummate the transactions contemplated by this Agreement on the Initial Closing Date shall be subject to the satisfaction, or waiver by Purchaser and Sellers, on or prior to the Initial Closing Date of the following conditions precedent:

               (a) Revised Sale Procedures Order. The Revised Sale Procedures Order (A) shall have been entered by the Bankruptcy Court and not be subject to any stay of effectiveness, (B) shall not have been modified or amended in any manner adverse to Purchaser unless agreed to in writing by Purchaser in its sole discretion, and (C) shall have become a Final Order.

               (b) Sale Approval Order. The Sale Approval Order (A) shall have been entered by the Bankruptcy Court and not be subject to any stay of effectiveness, (B) shall not have been modified or amended in any manner adverse to Purchaser unless agreed to in writing by Purchaser in its sole discretion, and (C) shall have become a Final Order.

               (c) No Law, Judgments, Etc. No Government Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law which is in effect and which restricts, prevents, prohibits, makes illegal or enjoins the consummation of the transactions contemplated by this Agreement.

               (d) Hart-Scott-Rodino; Competition Approvals. The applicable waiting period under the HSR Act shall have expired or been earlier terminated without action by the Department of Justice or the Federal Trade Commission to prevent consummation of the transactions contemplated by this Agreement.

               Section 8.2 Conditions to Obligations of Sellers On or Prior to the Initial Closing Date. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by Sellers, on or prior to the Initial Closing Date of each of the following conditions:

               (a) Representations and Warranties. The representations and warranties made herein by Purchaser shall be true and correct on the date of this Agreement (without regard to any materiality or Material Adverse Effect qualifier contained therein and after giving effect to any cure of such breach of representation or warranty prior to the Initial Closing Date) and shall be true and correct on the Initial Closing Date as though made on the Initial Closing Date, except to the extent such representations and warranties speak as of a specified earlier date (in which case such representations and warranties shall be true and correct as of such specified earlier date), and except to the extent that any such failure of representations or warranties to be true and correct, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect.

               (b) Covenants. Each of the covenants and agreements of Purchaser to be performed on or prior to the Initial Closing Date shall have been duly performed in all material respects.

               (c) Certificate. Sellers shall have received a certificate, signed by a duly authorized officer of Purchaser and dated the Initial Closing Date, to the effect that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied.

               (d) Deliveries. Purchaser shall have delivered, or caused to be delivered, to Sellers all of the items set forth in Section 2.9.

               (e) Minimum Proceeds. The Net Proceeds payable to the Administrative Agent on the Initial Closing Date pursuant to Section 4.1(a)(iv) shall not be less than an amount equal to the "Minimum Net Proceeds" determined as set forth on Schedule 8.2(e).

               Section 8.3 Conditions to Obligations of Purchaser On or Prior to the Initial Closing Date. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by Purchaser, on or prior to the Initial Closing Date of each of the following conditions:

               (a) Representations and Warranties. The representations and warranties made herein by Seller shall be true and correct on the date of this Agreement (without regard to any materiality or Material Adverse Effect qualifier contained therein and after giving effect to any cure of such breach of representation or warranty prior to the Initial Closing Date) and shall be true and correct on the Initial Closing Date as though made on the Initial Closing Date, except to the extent such representations and warranties speak as of a specified earlier date (in which case such representations and warranties shall be true and correct as of such specified earlier date), and except to the extent that any such failure of representations or warranties to be true and correct, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect.

               (b) Covenants. Each of the covenants and agreements of Sellers to be performed on or prior to the Initial Closing Date shall have been duly performed in all material respects.

               (c) Certificate. Purchaser shall have received certificates, signed by duly authorized officers of Sellers and dated the Initial Closing Date to the effect that the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied.

               (d) Sale Approval Order. With respect to obligations and benefits that can be realized prior to the Initial Closing Date, Sellers shall have complied, in all material respects, with all of their obligations under, and Purchaser shall have received the benefits of, the Sale Approval Order.

               (e) Deliveries. Sellers shall have delivered, or caused to be delivered, to Purchaser all of the items set forth in Section 2.10(a).

               (f) No Material Adverse Effect. From the date of this Agreement through the Initial Closing Date there shall not have occurred any action, failure to act, event or circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

               (g) Consents. All Consents set forth on Schedule 8.3(g) hereto shall have been duly obtained, made or given, shall be in form and substance reasonably satisfactory to Purchaser, shall not be subject to the satisfaction of any condition that has not been satisfied or waived and shall be in full force and effect.

               (h) Status of Mortgage Loans. As of the Initial Closing Date, the aggregate amount of Defaulted Mortgage Loans serviced pursuant to the Servicing Agreements shall not constitute more than 8% of the aggregate outstanding principal balance of all Mortgage Loans which are being serviced pursuant to the Servicing Agreements and a duly authorized officer of Parent shall have delivered a certificate as of the Initial Closing Date certifying as to such fact.

               (i) Minimum Servicing Agreement Balance. The Initial Closing Date Mortgage Loan Schedule shall include Mortgage Loans serviced pursuant to the Servicing Agreements (which are not Disputed Servicing Agreement) with an unpaid principal balance of not less than $38 billion.

               Section 8.4 Condition to Obligations of Purchaser On or Prior to the Final Closing Date. The obligations of Purchaser to effectuate the Final Closing shall be subject to the satisfaction or waiver by Purchaser, at or prior to the Final Closing Date of the following condition:

               (a) Governmental Consents. Purchaser shall have obtained all licenses, permits, certificates, regulatory approvals, concessions, grants, franchises, and other authorizations required by any Government Entity to permit the transfer of the Business to Purchaser as contemplated by this Agreement and as may be necessary or appropriate for the operation by the Business in the Ordinary Course of Business.

                                   ARTICLE IX
                                   TERMINATION

               Section 9.1 Termination. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time on or prior to the Initial Closing Date:

               (a) by the mutual written consent of Sellers and Purchaser;

               (b) by either Sellers or Purchaser, upon written notice to the other:

                      (i) if the closing condition set forth in Section 8.1(b) or Section 8.1(d) shall not have been satisfied on or before December 31, 2007 (unless such deadline is extended with the written consent of Purchaser) and if all other conditions to the respective obligations of the parties with respect to the Initial Closing that are capable of being fulfilled by such date shall have been so fulfilled or waived; provided, however, that the party proposing to terminate (and its Affiliates) shall not have breached in any material respect any of their respective representations, warranties, covenants or agreements contained in this Agreement in any manner that shall have proximately contributed to such failure (such breaching party, a "Proximate Cause Party");

                      (ii) if the Initial Closing Date shall not have occurred on or before December 31, 2007 (unless such deadline is extended with the consent of Purchaser) (the

        "Termination Date"); provided, however, that the party proposing to terminate or any of its Affiliates is not a Proximate Cause Party; or

                      (iii) if a Government Entity shall have issued a Final Order or taken any other action permanently restricting, preventing, prohibiting, making illegal or enjoining the transactions contemplated by this Agreement, unless such Final Order or action was issued or taken at the request or with the support of the party seeking to terminate this Agreement (or any of its Affiliates); it being agreed that the parties hereto shall promptly appeal any such adverse order or other determination that is not non-appealable (and pursue such appeal with reasonable diligence); or

               (c) by Purchaser, upon written notice to Sellers:

                      (i) if any condition to the obligations of Purchaser set forth in Sections 8.1 and 8.3 shall have become incapable of fulfillment other than as a result of a breach by Purchaser of any covenant or agreement contained in this Agreement, and such condition is not waived by Purchaser;

                      (ii) if there shall be a breach by Sellers of any representation or warranty, or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Sections 8.1 or 8.3 and which breach has not been cured by the earlier of (i) 20 Business Days after the giving of written notice by Purchaser to Sellers of such breach and (ii) the Termination Date; or

                      (iii) if the Revised Sale Procedures Order has not been entered at least two days prior to any bid deadline set by Sellers with respect to the sale of the Business but in any event no later than October 15, 2007, or if the Revised Sale Procedures Order, once entered, is changed in a manner that is adverse to Purchaser without the consent of Purchaser in its sole discretion; or

                      (iv) if the Sale Approval Order has not been entered and become a Final Order without stay of its effectiveness by November 15, 2007, or if the Sale Approval Order, once entered, is changed in a manner that is adverse to Purchaser without the consent of Purchaser in its sole discretion.

               (d) by Sellers, upon written notice to Purchaser:

                      (i) if any condition to the obligations of Sellers set forth in Sections 8.1 and 8.2 shall have become incapable of fulfillment other than as a result of a breach by Sellers of any covenant or agreement contained in this Agreement, and such condition is not waived by Sellers;

                      (ii) if there shall be a breach in any material respect by Purchaser of any representation or warranty, or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Sections 8.1 or 8.2 and which breach, except as provided in Section 2.7(a), has not been cured by the earlier of (i) 20 Business Days after the giving of written notice by Sellers to Purchaser of such breach and (ii) the Termination Date;

               (e) automatically if the Bankruptcy Court shall enter an Order approving a Competing Transaction, subject to Purchaser's right to payment of the Break-Up Fee and Expense Reimbursement in accordance with the provision of
Section 7.2; provided, however, that if the Auction is held pursuant to the Revised Sale Procedures, and Purchaser is designated as the Next Highest Bidder (as such term is defined in the Revised Sale Procedures), then this Agreement shall not terminate pursuant to this subsection (e) until the earlier of (i) the closing on the bid initially selected as the "Successful Bid" at the Auction (as such term is defined in the Revised Sale Procedures); and (ii) December 31, 2007. While Purchaser remains the Next Highest Bidder (as such term is defined in the Revised Sale Procedures), the obligations of Purchaser and Sellers described in Sections 6.4, 6.6, 6.10(d), 6.11(b) and (c) and 6.17(e) shall be held in abeyance until the purchase agreement with the bidder or purchase agreements with the bidders, as the case may be, who made the "Successful Bid" at the Auction (as such term is defined in the Revised Sale Procedures) are terminated.

               Section 9.2 Procedure and Effect of Termination. If this Agreement is terminated in accordance with Section 9.1, this Agreement shall become void and of no further force and effect (subject to the provisions of this Article IX) and the transactions contemplated by this Agreement shall be abandoned, without further action by any party, and no party shall have any Liability or further obligation to any other party resulting from such termination (a) except for the provisions of: (i) that certain Confidentiality Agreement, dated July 31, 2007, between Parent and WL Ross & Co., LLC (the "Confidentiality Agreement"); (ii) Article IX (Termination); and (iii) Sections
4.3 (Deposit), 7.2 (Break-Up Fee), 9.2 (Procedure and Effect of Termination),
11.3 (Fees and Expenses; Allowed Administrative Expenses), 11.4 (Amendment; Waiver), 11.5 (Publicity), 11.6 (Notices), 11.8 (Entire Agreement; No Third Party Beneficiaries), 11.10 (Governing Law), 11.11 (Venue and Retention of Jurisdiction), 11.12 (No Punitive Damages), 11.13 (Assignment) and 11.17 (Personal Liability), all of which shall remain in full force and effect; and
(b) except that no such termination shall relieve any party from any Liability (other than for punitive or exemplary damages) which such party may have to another party for Losses arising out of any breach of this Agreement by such party which occurs upon or prior to the termination of this Agreement. If this Agreement is terminated in accordance with Section 9.1, Sellers shall, unless the termination shall be pursuant to Section 9.1(d)(ii), pay Purchaser the Expense Reimbursement.

                                    ARTICLE X
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser represents and warrants to Sellers that all of the statements contained in this Article X, are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date) and will be true and correct as of the Initial Closing Date as though made on the Initial Closing Date.

               Section 10.1 Legal Power; Organization; Qualification of Purchaser. Purchaser has been duly incorporated, and is validly existing and in good standing under the Laws of its jurisdiction of incorporation, has all requisite power and authority to execute and deliver this

Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby, and has taken all necessary corporate or other action to authorize the execution, delivery and performance of this Agreement.

               Section 10.2 Binding Agreement. This Agreement has been duly executed and delivered by Purchaser and, assuming due and valid authorization, execution and delivery by Sellers, this Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as limited by the Enforceability Exceptions. When required by this Agreement to be delivered to Sellers, each Ancillary Agreement will be duly and validly executed and delivered by Purchaser, and upon such execution and delivery (assuming such Ancillary Agreement constitutes a valid and binding obligation of each other party thereto) will constitute the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms, except as limited by the Enforceability Exceptions.

               Section 10.3 No Conflict or Default. Neither the execution and delivery of this Agreement nor the consummation by Purchaser of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, or require any consent, approval or notice under, any material contract, trust, commitment, agreement, obligation, understanding, arrangement or restriction of any kind to which Purchaser is a party or by which Purchaser is bound or to which any properties or assets owned by Purchaser are subject. Consummation by Purchaser of the transactions contemplated hereby will not violate, or require any consent, approval or notice under, any provision of any material judgment, order, decree, statute, Law, rule or regulation applicable to such Purchaser other than those set forth on Schedule 10.3.

               Section 10.4 Funding. The Purchaser has provided Sellers with a copy of its equity financing commitment. Purchaser acknowledges that its obligations under this Agreement are not subject to it securing any debt financing or debt financing commitment with respect to the transactions contemplated by this Agreement.

               Section 10.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

               Section 10.6 Independent Investigation. In making the decision to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby, Purchaser has conducted its own independent investigation, review and analysis of the Purchased Assets, Assumed Liabilities, and Business, which investigation, review and analysis was done by Purchaser, its Affiliates and its Representatives. Purchaser acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, premises and records of the Business for such purpose. In entering into this Agreement and the Ancillary Agreements, Purchaser acknowledges that Purchaser, its Affiliates and its Representatives have relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Sellers, their Affiliates or their Representatives (except the specific representations and warranties of Seller set forth in this Agreement. Purchaser hereby acknowledges and agrees that (a) other than the representations and warranties made in this Agreement, none of Sellers, their Affiliates or their Representatives makes or has made any representation or warranty, express or implied, at law or in equity, with respect to the Purchased Assets, Assumed Liabilities or the Business, including as to (i) merchantability or fitness for any particular use or purpose, (ii) the performance of the Purchased Assets and the Business after the Initial Closing or (iii) the probable success or profitability of the Purchased Assets or the Business, and (b) none of Sellers, their Affiliates or their Representatives will have or be subject to any Liability or indemnification obligation to Purchaser or to any other Person resulting from the distribution to Purchaser, its Affiliates or its Representatives of, or Purchaser's use of, any information relating to the Purchased Assets, Assumed Liabilities or the Business and any information, documents or material made available to Purchaser, whether orally or in writing, in management presentations, responses to questions submitted on behalf of Purchaser or in any other form in expectation of the transactions contemplated hereby.

                                   ARTICLE XI
                                  MISCELLANEOUS

               Section 11.1 No Survival of Representations and Warranties. The parties hereto agree that the representations and warranties contained in this Agreement and in any certificate delivered pursuant hereto by any Person shall not survive the Initial Closing Date hereunder and none of the parties shall have any Liability to each other after the Initial Closing Date for any breach thereof. The parties hereto agree that the covenants contained in this Agreement to be performed at or after the Initial Closing Date shall survive the Initial Closing Date hereunder.

               Section 11.2 Transfer Taxes. All Transfer Taxes attributable to the transfer of the Purchased Assets and any Transfer Taxes required to effect any recording or filing with respect thereto shall be borne one-half by Purchaser and one-half by Sellers. Sellers and Purchaser shall cooperate to timely prepare, and Purchaser shall file or cause to be filed any returns or other filings relating to such Transfer Taxes (unless Sellers are required by applicable Law to file the return), including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

               Section 11.3 Fees and Expenses; Allowed Administrative Expenses.
(a) Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the Transaction shall be paid by the party incurring such expenses.

               (b) The Break-Up Fee, Expense Reimbursement and any Reconciliation Payment payable to Purchaser shall constitute allowed superpriority administrative expense claims against the Sellers with priority over all administrative expense claims and unsecured claims against the Sellers, including any adequate protection-related claims and any administrative expenses of the kinds specified in or ordered pursuant to Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726,
and 1114 of the Bankruptcy Code, to the extent permitted by Law, subject only to any superpriority claims arising under the DIP Financing Agreement and the Bankruptcy Court Order approving such Agreement.

               (c) Any claims arising from breaches by any Sellers of their obligations pursuant to the terms of this Agreement shall constitute allowed administrative expense claims against the Sellers under Sections 503(b)(1) and 507(a)(1), as applicable, of the Bankruptcy Code.

               Section 11.4 Amendment; Waiver. This Agreement may be amended, modified and supplemented only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law. Sellers shall not agree to amend, modify or supplement this Agreement or any Ancillary Agreement, or waive any provision of this Agreement or any Ancillary Agreement (including but not limited to Section 8.2(e) hereof) without the prior written consent of the Administrative Agent and without prior consultation with the official committee of unsecured creditors appointed in the Bankruptcy Cases.

               Section 11.5 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Purchaser and Sellers. Thereafter, until the Final Closing Date, or the date the transactions contemplated hereby are terminated or abandoned pursuant to Article IX, Parent and Purchaser will consult with each other in good faith prior to issuing or causing (directly or through another Person) the publication of any press release or other similar public statement with respect to this Agreement or the transactions contemplated hereby.

               Section 11.6 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally by hand, by facsimile (which is confirmed) or sent by an overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice):

               if to Purchaser, to:

                      AH Mortgage Acquisition Co., Inc.
                      c/o WL Ross & Co. LLC
                      1166 Avenue of the Americas, 27th Floor
                      New York, New York  10036
                      Facsimile:  (212) 317-4891
                      Attention:  Mr. Wilbur L. Ross, Chairman

               with copies to (which copies shall not constitute notice):

                      Jones Day
                      222 East 41st Street
                      New York, New York  10017
                      Facsimile:  (212) 755-7306
                      Attention:  Robert A. Profusek, Esq.

               if to Sellers, to:

                      c/o American Home Mortgage Investment Corp.
                      538 Broadhollow Road
                      Melville, New York 11747
                      Facsimile:   (516) 949-3929
                      Attention:   Mr. Steven Cooper

               with copies to (which copies shall not constitute notice):

                      Kroll Zolfo Cooper
                      101 Eisenhower Parkway
                      Roseland, New Jersey 07068
                      Facsimile:  (973) 618-9430
                      Attention:  Elizabeth S. Kardos, Esq.

                      And

                      Young Conaway Stargatt & Taylor, LLP
                      The Brandywine Building
                      1000 West Street, 17th Floor
                      Wilmington, Delaware 19801
                      Facsimile:  (302) 571-1253
                      Attention:  James L. Patton, Jr., Esq.

                      And

                      Banc of America
                      Strategic Solutions, Inc.
                      901 Main Street, 66th Floor
                      Dallas, TX 75202
                      Facsimile:  (214) 290-9475
                      Attention:  Jay T. Wampler

                      And

                      Kaye Scholer LLP
                      425 Park Avenue
                      New York, New York 10022
                      Facsimile:  (212) 836-6545
                      Attention:  Mark Liscio, Esq.

                      And

                      Hahn & Hessen LLP
                      488 Madison Avenue
                      New York, New York 10022
                      Facsimile:  (212) 478-7400
                      Attention:  Mark S. Indelicato, Esq.


               All notices given pursuant to this Section 11.6 shall be deemed to have been given (i) if delivered personally on the date of delivery or on the date delivery was refused by the addressee, (ii) if delivered by facsimile, when transmitted to the applicable number so specified in (or pursuant to) this
Section 11.6 and an appropriate answerback is received, or (iii) if delivered by overnight courier, on the date of delivery as established by the return receipt or courier service confirmation (or the date on which the courier service confirms that acceptance of delivery was refused by the addressee).

               Section 11.7 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.

               Section 11.8 Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, except for the Confidentiality Agreement, which shall remain in full force and effect until the Initial Closing Date, and (b) is not intended to confer any rights or remedies upon any Person other than the parties hereto and thereto, including without limitation any Business Employee or Transferred Employee.

               Section 11.9 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

               Section 11.10 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH (A) THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO RULES GOVERNING THE CONFLICT OF LAWS AND, (B) TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

               Section 11.11 Venue and Retention of Jurisdiction. (a) Without limiting any party's right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in
Section 11.6 hereof; provided, however, that if the Bankruptcy Cases of the Sellers have closed, the parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in New York County or the Commercial Division, Civil Branch of the Supreme Court of the State of New York sitting in New York County and any appellate court from any thereof, for the resolution of any such claim or dispute. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

               (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 11.6.

               Section 11.12 No Punitive Damages. In no event will any party to this Agreement be liable to any other party for any punitive or exemplary damages or any claim of diminution in value of the Business.

               Section 11.13 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Notwithstanding anything to the contrary in this Agreement, Purchaser may assign or pledge its rights hereunder to secure financing for the transactions contemplated hereby.

               Section 11.14 Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

               Section 11.15 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Purchaser and Sellers shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity. Nothing herein will affect the terms and conditions of Purchaser's equity commitment.

               Section 11.16 Waiver of Bulk Transfer Laws. Unless Purchaser requests otherwise, Sellers and Purchaser agree to waive compliance with (a)
Article 6 of the Uniform Commercial Code as adopted in each of the jurisdictions in which any of the Purchased Assets are located to the extent that such Article is applicable to the transactions contemplated hereby and (b) any other so called "bulk sales" laws; provided that if Purchaser requests otherwise, Sellers' compliance with such request shall be at the sole expense of Purchaser.

               Section 11.17 Personal Liability. This Agreement shall not create or be deemed to create or permit any personal Liability or obligation on the part of any officer, director, employee, Representative or investor (including
WLR) of any party hereto.

                         [SIGNATURES ON FOLLOWING PAGE]

        IN WITNESS WHEREOF, Purchaser and Sellers have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

                              AH MORTGAGE ACQUISITION CO., INC.


                               By:   /s/ David Storper
                                  ----------------------------------------------
                                  Name:  David Storper
                                  Title: Vice President and Secretary

                              AMERICAN HOME MORTGAGE
                                INVESTMENT CORP.,
                                as Seller and Debtor and Debtor-in-Possession


                               By:   /s/ Michael Strauss
                                  ----------------------------------------------
                                  Name:  Michael Strauss
                                  Title: Chief Executive Officer

                              AMERICAN HOME MORTGAGE CORP,
                                as Seller and Debtor and Debtor-in-Possession


                               By:   /s/ Michael Strauss
                                  ----------------------------------------------
                                  Name:  Michael Strauss
                                  Title: Chief Executive Officer

                              AMERICAN HOME MORTGAGE SERVICING, INC.,
                                as Seller and Debtor and Debtor-in-Possession


                               By:   /s/ Michael Strauss
                                  ----------------------------------------------
                                  Name:  Michael Strauss
                                  Title: Chief Executive Officer